Exhibit 10.19

CONFIDENTIAL PROVISIONS REDACTED

COLLABORATION AGREEMENT

BY AND BETWEEN

PDL BIOPHARMA, INC.

AND

BRISTOL-MYERS SQUIBB COMPANY

AUGUST 18, 2008

EXECUTION COPY

CONFIDENTIAL TREATMENT REQUESTED

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is made and entered into as of August 18, 2008 (the “Execution Date”) by and between PDL Biopharma, Inc., a Delaware corporation having its principal place of business at 1400 Seaport Blvd., Redwood City, CA  94063 (“PDL”) and Bristol-Myers Squibb Company, a Delaware corporation headquartered at 345 Park Avenue, New York, New York 10154 (“BMS”), effective as of the Effective Date (as defined in Section 12.6), except for Article 10 and Section 12.6, which shall be effective as of the Execution Date. PDL and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, PDL is a biotechnology company engaged in the research and development of antibodies in order to develop and commercialize antibody-based products based on or incorporating such antibodies;

WHEREAS, PDL has generated and is developing antibodies that bind to CS1 (the “Target”), including antibodies known as “HuLuc63” and “PDL-241”;

WHEREAS, BMS is a worldwide, research-based pharmaceutical company, engaged in the discovery, development, manufacturing and marketing of new therapies and treatment programs;

WHEREAS, BMS and PDL desire to collaborate in the development of certain CS1 antibodies, including HuLuc63, all on the terms and conditions set forth below;

WHEREAS, BMS desires to receive an option to collaborate with PDL with respect to other CS1 antibodies, including PDL-241, all on the terms and conditions set forth below;

WHEREAS, BMS desires to obtain exclusive rights to commercialize and distribute such products throughout the world, and PDL is willing to provide BMS with such rights, all on the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                      DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1          “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. In the event that PDL completes a Separation Transaction pursuant to Section 14.18 and this Agreement is assigned to or retained by PDL Operating Company (as defined in Section 1.74), PDL Holding Company (as defined in Section 1.74) shall not be deemed to be an Affiliate of PDL Operating Company.

1.2          “Allowable Expenses” means those expenses incurred by a Party in performing its obligations under the U.S. Commercialization Plan then in effect and that are specifically attributable to Commercialization of a Product in the U.S. and that consist of: (a) Manufacturing Costs for a Product for commercial sale in the U.S.; (b) Regulatory Expenses; (c) Sales and Marketing Costs; (d) costs associated with Medical Education Activities, and other ancillary services to the foregoing; (e) Distribution Costs; (f) Third Party Payments with respect to the U.S. (except as set forth in Sections 8.6(a) and 8.6(b)); (g) Trademark Costs; (h) patent costs described in Section 9.3(g); and (i) patient assistance and indigent/expanded access programs with respect to a Product in the U.S. To the extent that any of the forgoing expenses apply to both the U.S. and the Royalty Territory, such costs shall be reasonably allocated between the U.S. and the Royalty Territory (y) where such costs are clearly allocable to the U.S. or Royalty Territory, according to such clear allocation or (z) where such costs are not clearly allocable to the U.S. or Royalty Territory, according to a methodology agreed upon by the Parties prior to Launch of such Product and consistently applied, all as calculated in accordance with GAAP.

1.3          “Antibody” means any (i) antibody, (ii) protein comprising at least one CDR portion thereof (including bispecific antibodies, single chain antibodies, domain antibodies and immunoconjugated antibodies) or (iii) adnectin; in each of (i), (ii) and (iii), whether human, humanized, chimeric, murine, synthetic or from any other source, that (a) has been raised, engineered or otherwise optimized to bind specifically and directly to the Target (whether exclusively or in addition to any other target such Antibody may modulate) and (b) competes for binding to the Target with a naturally occurring ligand of the Target, interferes with Target-Target interaction, or, once bound to the Target, exhibits antagonistic activity against the Target, agonist activity against the Target, ADCC (antibody dependent cellular cytotoxity) and/or other Fc-mediated effector function.

1.4          “Approved Plan” means, with respect to a Product, any one or more of the Global Development Plans, each Annual Development Plan, and the U.S. Commercialization Plan, in each case as adopted or approved under the terms of this Agreement.

1.5          “BioBetter Technology” means [****]*.

1.6          “BMS Licensed Know-How” means all Information (other than Patents) that is:

(a)           Controlled by BMS and its Affiliates, including Information Controlled jointly with PDL, as of the Effective Date that: (i) covers a Licensed Antibody, a composition containing a Licensed Antibody (e.g., a formulation containing a Licensed Antibody), or the manufacture or use of a Licensed Antibody (or a composition containing a Licensed Antibody); or (ii) is necessary or reasonably useful for PDL to perform its obligations to the Collaboration under the Agreement; or

(b)           Controlled by BMS and its Affiliates during the term of this Agreement, including Information Controlled jointly with PDL, and is an Invention.

1.7          “BMS Licensed Patents” means all Patents that are:

(a)           Controlled by BMS and its Affiliates, including patents Controlled jointly with PDL, as of the Effective Date and (i) claim a Licensed Antibody, a composition containing a Licensed Antibody (e.g., a formulation containing a Licensed Antibody), or the manufacture or use of a Licensed Antibody (or a composition containing a Licensed Antibody); or (ii) are necessary or reasonably useful for PDL to perform its obligations to the Collaboration under the Agreement; or

(b)           Controlled by BMS and its Affiliates, including Patents Controlled jointly with PDL, during the term of this Agreement and (i) claim an Invention; or (ii) are a continuation, divisional, continuation-in-part (solely to the extent claiming subject matter disclosed in a Patent described in clause (a) above), foreign counterpart, substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions or renewal of, or issue from, any Patent described in clause (a) above.

1.8          “Change of Control” means any transaction in which a Party: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b)(i) merges, consolidates with, acquires or is acquired by any other Person (other than a wholly-owned subsidiary of such Party); or (ii) effects any other transaction or series of transactions; in each case of clause (i) or (ii), such that the stockholders of such Party (or the Person acquired by such Party) immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving Person following the closing of such merger, consolidation, other transaction or series of transactions. As used in this Section 1.8, “Person” means any corporation, firm, partnership or other legal entity. Notwithstanding the foregoing, the transaction or transactions whereby PDL completes a Separation Transaction pursuant to Section 14.18 shall not be a “Change of Control.”

1.9          “Clinical Costs” means the costs incurred by a Party or for its account, during the term and pursuant to this Agreement, in connection with clinical studies of a Product, whether alone or in combination with another product or agent, including the following: (a) the preparation for and conduct of clinical trials (except for related Manufacturing Costs otherwise included in Development Costs); (b) data collection and analysis, and report writing; and (c) clinical laboratory work. The Clinical Costs shall exclude costs incurred in connection with Phase IV Clinical Trials and investigator

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sponsored clinical trials, and post-marketing surveillance activities, which shall be considered Sales and Marketing Costs.

1.10        “Collaboration” means the collaborative research, development, and commercialization program between the Parties that is contemplated by this Agreement.

1.11        “Commencement” means, with respect to a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IIIb Clinical Trial, or Registrational Trial, the first enrollment of a human volunteer or patient in such trial.

1.12        “Commercialize” means to promote, market, distribute, sell (and offer for sale or contract to sell) or provide product support for a Product, including by way of example: (a) detailing and other promotional activities in support of a Product; (b) advertising and public relations in support of a Product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions; (c) developing reimbursement programs and information and data specifically intended for national accounts, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations, including pull-through activities; (d) conducting Medical Education Activities and journal advertising; and (e) conducting Phase IV Clinical Trials. For clarity, “Commercializing” and “Commercialization” have a correlative meaning.

1.13        “Committee” means the JDC or the USJCC, as the case may be.

1.14        “Compete(s)” means, [****]*.

1.15        “Controlled” means, with respect to any molecule, material, Information or intellectual property right, that the Party owns or has a license to such molecule, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such molecule, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.16        “Development” means, with respect to a Product (whether alone or in combination with another product or agent), those activities, including research, pre-clinical development activities, clinical trials and supporting laboratory studies, supporting manufacturing activities and related regulatory activities, that are necessary or useful to: (a) obtain the approval by the applicable Regulatory Authorities of the Drug Approval Application with respect to such Product in the applicable regulatory jurisdiction, whether alone or for use together, or in combination, with another active agent or pharmaceutical product; (b) maintain such approvals; or (c) obtain or maintain compendia listings with respect to such Product. For clarity, “Co-Develop,” “Develop” and “Developing” have a correlative meaning.

1.17        “Development Costs” means the costs incurred by a Party or for its account, as calculated in accordance with GAAP consistently applied, during the term and pursuant to performing

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its obligations under the then-current Annual Development Plan (without regard to the budget set forth in such Annual Development Plan), that are specifically identifiable (or reasonably and consistently allocable) to the Development of a Product and that are directed to achieving or maintaining Regulatory Approval of such Product. The Development Costs shall include amounts, without mark-up, that a Party pays to Third Parties involved in such Development of a Product, and all internal costs incurred by a Party in connection with such Development of such Product. Development Costs include the following: (a) Research Costs; (b) costs relating to the application of BioBetter Technology to Existing Antibodies and, subsequent to BMS’ exercise of the BMS Option (if applicable), Option Antibodies (existing as of the date of such exercise) and any Future Antibodies resulting from such application; (c) preclinical costs such as toxicology and the creation of product assays such as those for pharmacokinetic and immunogenicity testing; (d) formulation development, test method development, delivery system development, stability testing and statistical analysis; (e) Clinical Costs; (f) expenses related to adverse event reporting; (g) Manufacturing Costs for a Product for use in preclinical and clinical activities including the manufacture, purchase or packaging of comparators or placebo for use in clinical studies of a Product (with the manufacturing costs for comparators or placebo to be determined in the same manner as Manufacturing Costs are determined for any Product), as well as the direct costs and expenses of disposal of drugs and other supplies used in such clinical studies; (h) Losses incurred in connection with claims set forth in Section 13.3, to the extent provided therein; and (i) development of the Manufacturing process for a Product (including with respect to any excipients or adjuvants included in such Products) and related scale-up, manufacturing process validation, manufacturing process improvements, and qualification and validation of Third Party contract manufacturers; (j) regulatory expenses relating to Development activities for the purpose of obtaining Regulatory Approval for an indication for a Product; and (k) other out-of pocket Product Development expenses that meet the criteria set forth above in this Section 1.17 including, without limitation institutional and advisory review boards, investigator meetings, quality of life studies, epidemiology and outcomes research.

For clarity, scale-up and validation costs as described in clause (i) above will be considered Development Costs until commercial Product that is eligible for sale is manufactured.

1.18        “Diligent Efforts” [****]*.

1.19        “Distribution Costs” means the costs, excluding corporate and administrative overhead, incurred by a Party or for its account, during the term and pursuant to the Agreement that are reasonably and consistently allocable to the distribution of a Product in the U.S. for Commercialization purposes, including: (a) handling and transportation to fulfill orders with respect to a Product in the U.S. (but excluding such costs to the extent they are treated as a deduction in the definition of Net Sales); (b) customer services, including order entry, billing and adjustments, inquiry and credit and collection with respect to a Product in the U.S.; and (c) costs of storage and distribution of Products for sale in the U.S.

1.20        “Dollars” or “$” means the legal tender of the United States.

1.21        “Drug Approval Application” or “DAA” means a Biologics License Application or a New Drug Application (each, a “BLA”), as defined in the United States Public Health Service Act or

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the United States Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, or any corresponding foreign application in the Royalty Territory, including, with respect to the European Union, a Marketing Authorization Application (“MAA”) filed with the European Medicines Agency pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure.

1.22        “EMEA” means BMS’ European, Central and Eastern European, Middle Eastern and African commercial territory, consisting of the following countries and regions: Algeria, Andorra, Austria, Baltic States, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Egypt, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Israel, Italy, Liechtenstein, Luxembourg, Malta, Morocco, Netherlands, Norway, Poland, Portugal, Romania, Russia, Saudi Arabia, Slovakia Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Tunisia, Turkey, U.K., Ukraine, Vatican City, Lebanon, Jordan, Syria, Kuwait, Bahrain, Oman, UAE and Qatar.  The EMEA also includes: (a) the former Soviet Union and commonwealth of independent states such as Georgia, Armenia and central Asian republics; and (b) exports from France to English and French speaking African countries not separately identified in the list. For clarity, the specific list of countries and regions may change to align with any corresponding changes to BMS’ business structures.

1.23        “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto. The member countries of the European Union as of the Execution Date are Belgium, Denmark, Germany, Greece, Spain, France, Ireland, Italy, Luxembourg, The Netherlands, Austria, Portugal, Finland, Sweden, the United Kingdom, Estonia, Latvia, Lithuania, Poland, Czech Republic, Slovakia, Hungary, Slovenia, Malta, and Cyprus.

1.24        “Executive Officers” means: (a) in the case of PDL, the Chief Executive Officer of PDL (or an interim designee); and (b) in the case of BMS, the SVP of Discovery and Exploratory Clinical Development or the SVP of Global Development and Medical Affairs depending on the stage of the asset in dispute.

1.25        “Existing Antibody” means an Antibody: (a) that is set forth on Schedule 1.25, (b) if BMS exercises the BMS Option pursuant to Section 3.7, that (i) was produced from a cloned hybridoma cell line that was identified and tested by PDL prior to the Effective Date and (ii) is not set forth on Schedule 1.25 or Schedule 1.50, or (c) if BMS does not exercise the BMS Option pursuant to Section 3.7, that (i) was produced from a cloned hybridoma cell line that was identified and tested by PDL prior to the Effective Date and (ii) when tested pursuant to Section 3.10 after the Effective Date, did not Compete with PDL-241 for binding to the Target, or any derivative of any of the foregoing that is an Antibody.

1.26        “FDA” means the U.S. Food and Drug Administration, and any successor thereto.

1.27        “FTE” means the equivalent of the work of one (1) employee full time for one (1) year consisting of a total of [****]* working hours per year (or such other number as may be agreed to by the JDC) directly related to the Development or Commercialization of any Product pursuant to the Annual Development Plan or U.S. Commercialization Plan then in effect.  Any individual who devotes

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less than [****]* working hours per year (or such other number as may be agreed by the JDC) to the Development or Commercialization of any Product pursuant to the Annual Development Plan or U.S. Commercialization Plan then in effect shall be treated as an FTE on a pro-rata basis based upon: (a) if a Party customarily accounts for employee time on an hourly basis, the actual number of hours worked divided by [****]* (or such other number as may be agreed by the JDC) or (b) if a Party customarily accounts for employee time on a percentage allocation basis, the percentage of a full-time schedule such person devoted to the Development or Commercialization of any Product pursuant to the Annual Development Plan or U.S. Commercialization Plan then in effect.  Unless modified by the JDC, the [****]* figure shall be used without regard to the Parties’ own internal definition of the number of hours that comprises an FTE.

1.28        “Future Antibody” means any Antibody, other than an Existing Antibody, that was first produced and identified or tested by either Party after the Effective Date in the course of performing work pursuant to an Approved Plan (a) after BMS’ exercise of the BMS Option pursuant to Section 3.7 or (b) after BMS’ failure to exercise the BMS Option pursuant to Section 3.7 and such Antibody did not Compete with PDL-241 for binding to the Target when tested pursuant to Section 3.10.

1.29        “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.30        “Generic Product” means, with respect to a particular Product in a country, a pharmaceutical product that (a) contains the same active ingredient(s) as such Product, and (b) is approved for use in such country pursuant to an expedited regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country and where such regulatory approval was based in significant part upon clinical data generated by the Parties pursuant to an Approved Plan.

1.31        “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules, regulations, guidance and requirements promulgated thereunder as may be in effect from time to time.

1.32        “HuLuc63” means the Antibody that (i) contains the amino acid sequence set forth in Schedule 1.32 and (ii) is the subject of an existing IND of PDL prior to the Effective Date.

1.33        “HuLuc63 Product” means any Product that contains or incorporates HuLuc63.

1.34        “Immunology” means [****]*.

1.35        “IND” means an Investigational New Drug Application submitted to the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.36        “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including

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pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.37        “Invention” means any and all inventions and improvements thereto, that are conceived, reduced to practice or discovered by or on behalf of a Party (and/or its Affiliates) in the performance of its obligations under this Agreement.

1.38        “Joint Invention” means any Invention invented or discovered jointly by or on behalf of the employee(s), contractor(s) or agent(s) of both Parties (and/or their Affiliates).

1.39        “Joint Development and Regulatory Committee” or “JDC” means the committee described in Section 2.2.

1.40        “Knowledge” means, with respect to a Party, the good faith understanding of the facts and information in the possession of an officer of such Party, or any in-house legal counsel of, or in-house patent agents employed by, such Party or its Affiliates, without any duty to conduct any additional investigation with respect to such facts and information by reason of the execution of this Agreement. For purposes of this definition, an “officer” means any person in the position of vice president, senior vice president, president or chief executive officer of a Party.

1.41        “Launch” means, for each Product in each country, the first arm’s-length sale to a Third Party for use or consumption by the public of such Product in such country after Regulatory Approval of such Product in such country. A Launch shall not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or that is supplied as part of a compassionate use or similar program.

1.42        “Licensed Antibody” means an Existing Antibody or Future Antibody or, solely if BMS exercises the BMS Option pursuant to Section 3.7, an Option Antibody.

1.43        “Major European Countries” means [****]*.

1.44        “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Licensed Antibodies and/or Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacture” has a correlative meaning.

1.45        “Manufacturing Costs” means, with respect to a Licensed Antibody or Product during any period after the Effective Date, the costs calculated in accordance with a Party’s internal accounting policies and principles, which are in accordance with GAAP and applied consistently to other biologics products a Party produces as described below that relate to such Licensed Antibody or Product that is either (a) supplied by a Third Party; or (b) manufactured directly by a Party or an Affiliate of a Party, determined as follows:

In the case of clause (a) above, Manufacturing Costs means [****]*.

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In the case of clause (b) above, Manufacturing Costs means [****]*.

In addition to [****]*, Manufacturing Costs will include [****]*.

For clarity, [****]*.

1.46        “Medical Education Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Product sold in the U.S., including by way of example:  (a) activities of medical sales liaisons; (b) grants to support continuing medical education, symposia, or research related to a Product in the U.S. (excluding Phase IV Clinical Trials, which, with respect to a Product, shall be considered Sales and Marketing Costs, and Development activities conducted for purposes of obtaining an initial Regulatory Approval for an indication for a Product in the U.S., which shall be considered Development Costs); (c) development, publication and dissemination of publications relating to a Product in the U.S., as well as medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call or email; and (d) conducting advisory board meetings or other consultant programs, the purpose of which is to obtain advice and feedback related to the Development or Commercialization of a Product in the U.S.

1.47        “Net Sales” means the amount invoiced or otherwise billed by BMS or its Affiliate or sublicensee for sales or other commercial disposition of a Product to a Third Party purchaser, less the following to the extent included in such billing: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of such Product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (b) credits or allowances taken upon rejections or returns of Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of such Product; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product; (e) bad debts relating to sales of Products that are actually written off by BMS in accordance with GAAP during the applicable calculation period; (f) discounts (but not transaction fees) due to factoring of receivables; and (g) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with generally accepted accounting principles consistently applied throughout the seller’s organization.

Notwithstanding the foregoing, if any Product is sold under a bundled or capitated arrangement with other BMS products, then, solely for the purpose of calculating Net Sales under this Agreement, any discount on such Products sold under such an arrangement shall be no greater, on a percentage basis based on the gross selling price prior to discount, than the largest percentage discount applied on any other ethical biologic pharmaceutical product sold within such bundled arrangement for the applicable accounting period. In case of any dispute as to the applicable discount numbers under the preceding

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sentence, the determination of same shall be calculated and certified by an independent public accountant selected by PDL and reasonably acceptable to BMS, whose decision shall be binding.

A sale of a Product is deemed to occur upon transfer of risk-of-loss with respect to the Product.

For sake of clarity and avoidance of doubt, sales by BMS, its Affiliates or sublicensees of a Product to a Third Party distributor of such Product in a given country shall be considered a sale to a Third Party customer. Any Products used (but not sold for consideration) for promotional or advertising purposes or used (but not sold for consideration) for clinical or other research purposes shall not be considered in determining Net Sales hereunder.

In the event a Product is sold as an end-user product consisting of a combination of independently active pharmaceutical ingredients, Net Sales, for purposes of determining royalty payments on such Product, shall be calculated by multiplying the Net Sales of the end-user product by the fraction A over A+B, in which A is the net selling price of the Product portion of the end-user product when such Product is sold separately during the applicable accounting period in which the sales of the end-user product were made, and B is the net selling price of the other independently active pharmaceutical ingredients of the end-user product sold separately during the accounting period in question. All net selling prices of the independently active pharmaceutical ingredients of such end-user product shall be calculated as the average net selling price of the said ingredients during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country or countries, no separate sale of either such above-designated Product or such above designated other independently active pharmaceutical ingredients of the end-user product are made during the accounting period in which the sale was made or if net retail selling price for an independently active pharmaceutical ingredient cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, variations in potency, the relative contribution of each independently active pharmaceutical ingredient in the combination, and relative value to the end user of each such independently active pharmaceutical ingredient. Notwithstanding the foregoing, the Parties agree that, for purposes of this paragraph, drug delivery vehicles, adjuvants, half-life extenders, solubilizers and excipients shall not be deemed to be “independently active pharmaceutical ingredients.”

1.48        “Oncology” means [****]*.

1.49        “Operating Profit (or Loss)” means Net Sales of Products in the U.S. less Allowable Expenses in the U.S. For sake of clarity, Operating Profit (or Loss) shall be determined prior to application of any income taxes, and if such terms are used individually, “Operating Profit” shall mean a positive Operating Profit (or Loss), and “Operating Loss” shall mean a negative Operating Profit (or Loss).

1.50        “Option Antibody” means an Antibody: (a) that is set forth on Schedule 1.50, or (b) if BMS does not exercise the BMS Option pursuant to Section 3.7, that (i) was produced, identified and tested for binding to the Target by PDL prior to the Effective Date or outside the Collaboration after

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BMS’ failure to exercise the BMS Option pursuant to Section 3.7 and (ii) when tested pursuant to Section 3.10 after the Effective Date, Competed with PDL-241 for binding to the Target.

1.51        “Other Product” means any Product that is not a HuLuc63 Product.

1.52        “Patent” means all: (a) unexpired letters patent (including inventor’s certificates and utility models) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement); and (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), and/or abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent.

1.53        “PDL-241” means the Antibody containing the amino acid sequence set forth in Schedule 1.53.

1.54        “PDL-241 Product” means any Product that contains or incorporates PDL-241.

1.55        “PDL Licensed Know-How” means all Information (other than Patents) that is:

(a)           Controlled by PDL and its Affiliates, including Information Controlled jointly with BMS, as of the Effective Date that: (i) covers a Licensed Antibody, a composition containing a Licensed Antibody (e.g., a formulation containing a Licensed Antibody), or the manufacture or use of a Licensed Antibody (or a composition containing a Licensed Antibody); or (ii) is necessary or reasonably useful for BMS to perform its obligations to the Collaboration under the Agreement; or

(b)           Controlled by PDL and its Affiliates during the term of this Agreement, including Information Controlled jointly with BMS, and is an Invention.

Notwithstanding the foregoing, PDL Licensed Know-How shall exclude any Information pertaining to BioBetter Technology.

1.56        “PDL Licensed Patents” means all Patents that are:

(a)           Controlled by PDL and its Affiliates, including patents Controlled jointly with BMS, as of the Effective Date and (i) claim a Licensed Antibody, a composition containing a Licensed Antibody (e.g., a formulation containing a Licensed Antibody), or the manufacture or use of a Licensed Antibody (or a composition containing a Licensed Antibody); or (ii) are necessary or reasonably useful for BMS to perform its obligations to the Collaboration under the Agreement; or

(b)           Controlled by PDL and its Affiliates, including Patents Controlled jointly with BMS, during the term of this Agreement and (i) claim an Invention; or (ii) are a continuation, divisional, continuation-in-part (solely to the extent claiming subject matter disclosed in a Patent described in clause (a) above), foreign counterpart, substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions or renewal of, or issue from, any Patent described in clause (a) above.

Notwithstanding the foregoing, PDL Licensed Patents shall exclude (1) the Queen Patents and (2) all

Patents claiming BioBetter Technology. The PDL Licensed Patents, include, without limitation, the Patents set forth on Schedule 1.56 hereto.

1.57                        “Phase I Clinical Trial” means a clinical trial of a Product on sufficient numbers of normal volunteers and/or patients that is designed to establish that such Product is safe for its intended use and to support its continued testing in Phase II Clinical Trials.

1.58                        “Phase II Clinical Trial” means a Phase IIa Clinical Trial or a Phase IIb Clinical Trial.

1.59                        “Phase IIa Clinical Trial” means a controlled clinical trial of a Product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one (1) or more previously conducted Phase I Clinical Trial(s) and/or other Phase IIa Clinical Trial(s) in order to confirm the optimal manner of use of such Product (dose and dose regimens) and to better determine safety and efficacy.

1.60                        “Phase IIb Clinical Trial” means a clinical trial of a Product on sufficient numbers of patients that is designed to provide a preliminary determination of safety and efficacy of such Product in the target patient population over a range of doses and dose regimens.

1.61                        “Phase III Clinical Trial” means a clinical trial of a Product on sufficient numbers of patients that is designed to establish that such Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product.

1.62                        “Phase IIIb Clinical Trial” means a clinical trial of a Product, initiated before regulatory approval and is not required for same, but which may provide data that further defines how and where the drug should be used.  A Phase IIIb Clinical Trial may be a clinical trial that is advised or required by a Regulatory Authority as a condition of or in connection with obtaining or maintaining Regulatory Approval (whether commenced prior to or after receipt of such Regulatory Approval). They may include epidemiological studies, modeling and pharmacoeconomic studies, and investigator-sponsored clinical trials that are approved by the JDC and that otherwise fit the foregoing definition.

1.63                        “Phase IV Clinical Trial” means a product support clinical trial of a Product that (a) is commenced after receipt of Regulatory Approval in the country where such trial is conducted and (b) that is not a Phase IIIb Clinical Trial. A Phase IV Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, “post-marketing surveillance trials” and investigator-sponsored clinical trials studying a Product that are approved by the JDC and that otherwise fit the foregoing definition.

1.64                        “Product” means any pharmaceutical product that contains or incorporates a Licensed Antibody.

1.65                        “Queen Patent” means any Patent that (a) is set forth on Schedule 1.65; or (b) is a continuation, divisional, continuation-in-part, substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions or renewal of, or issues from, any Patent described in clause (a) above; or (c)  is a foreign counterpart of any of (a) or (b) above.

1.66                        “Region” means [****]*.

1.67                        “Registrational Trial” means, with respect to a given Product, either (i) a Phase III Clinical Trial with such Product or (ii) a Phase IIb Clinical Trial that, at the time of Commencement, is expected to be the basis for initial Regulatory Approval of such Product.

1.68                        “Regulatory Approval” means any and all approvals (including Drug Approval Applications, supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, national, supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.69                        “Regulatory Authority” means the applicable national (e.g., the FDA), supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that, in each case, governs the approval of a Product in such applicable regulatory jurisdiction.

1.70                        “Regulatory Expenses” means costs incurred to prepare Product regulatory submissions to maintain Regulatory Approval in the U.S. and to comply with post-Regulatory Approvals requirements of the FDA, including FDA user and other fees, reporting and regulatory affairs activities, and recalls and withdrawals for Products (other than costs for Products that are deductible from Net Sales or that are included as Development Costs).

1.71                        “Research Costs” means research costs relating to identification, biological characterization and optimization of (a) Future Antibodies, and (b) subsequent to BMS’ exercise of the BMS Option (if applicable), new Option Antibodies, and scientific investigation of mechanisms of action, non-clinical rationales for indication selections, and biomarkers, provided that costs relating to the application of BioBetter Technology to Existing Antibodies and, subsequent to BMS’ exercise of the BMS Option (if applicable), Option Antibodies (existing as of the date of such exercise) and any Future Antibodies resulting from such application shall not be treated as Research Costs. For clarity, Research Costs do not include the costs of any Competition Testing pursuant to Section 3.10.

1.72                        “Royalty Territory” means the world, excluding the U.S.

1.73                        “Sales and Marketing Costs” means the direct costs that are specifically identifiable to the sales and marketing of a Product in the U.S. and that are compliant with U.S. federal regulations, including: (a) activities directed to the advertising and marketing of a Product in the U.S.; (b) professional education in the U.S. for U.S.-based professionals (to the extent not performed by sales representatives), including launch meetings; (c) costs of advertising, public relations and medical education agencies with respect to a Product in the U.S.; (d) peer-to-peer activities with respect to a Product in the U.S., such as continuing medical education, grand rounds, and lunch and dinner meetings; (e) speaker programs with respect to a Product in the U.S., including the training of such speakers; (f) grants to support continuing medical education or research (excluding Clinical Costs); (g) development, publication and dissemination of publications with respect to a Product in the U.S.; (h) developing, obtaining and providing training with respect to a Product in the U.S., as well as training

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packages, promotional literature, promotional materials and other selling materials with respect to a Product in the U.S.; (i) developing and performing market research with respect to a Product in the U.S.; (j) conducting symposia and opinion leader development activities with respect to a Product in the U.S.; (k) developing reimbursement programs with respect to a Product in the U.S.; (l) developing information and data specifically intended for national accounts, managed care organizations and group purchasing organizations with respect to a Product in the U.S.; (m) Losses incurred in connection with claims set forth in Section 13.3, to the extent provided therein; (n)  costs of transporting, housing and maintaining sales representatives for training with respect to a Product in the U.S.; (o) conducting Phase IV Clinical Trials for Products, and clinical trials performed on the Product for U.S. marketing purposes and post-marketing surveillance activities; and (p) administration, operation and maintenance of the sales force that promotes a Product in the U.S., sales bulletins and other communications, sales meetings, specialty sales forces, consultants, call reporting and other monitoring/tracking costs, district and regional sales management, home office personnel who support the sales force. Sales and Marketing Costs shall include costs of such activities that are undertaken at any time during the term of this Agreement (including prior to the initial Regulatory Approval of a Product in the U.S.).

1.74                        “Separation Transaction” means a transaction or transactions whereby PDL separates its antibody humanization royalty assets from its biotechnology operations, forming (i) an entity that will conduct such biotechnology operations (“PDL Operating Company”) and (ii) an entity that owns the antibody humanization royalty assets (“PDL Holding Company”).

1.75                        “Sole Invention” means any Invention invented or discovered solely by or on behalf of a Party (or its Affiliate) and its employees, contractors and/or agents.

1.76                        “[****]*” means [****]*.

1.77                        “Territory” means the world.

1.78                        “Third Party” means any entity other than: (a) PDL; (b) BMS; or (c) an Affiliate of either Party.

1.79                        “Third Party Payments” means royalties and other payments (including upfront fees and milestone payments) paid to a Third Party in consideration for a license or other rights to intellectual property necessary or useful for the Manufacture, Development, Commercialization, use, or sale of Product.

1.80                        “Trademark Costs” mean the fees and expenses paid to outside counsel and other Third Parties, direct costs of in-house counsel and filing and maintenance expenses, in each case incurred in connection with the establishment and maintenance of rights under trademarks applicable to Product in the U.S., including costs of U.S. trademark filing and registration fees, actions to enforce or maintain a U.S. trademark and other U.S. trademark proceedings.

1.81                        “United States” or “U.S.” means the fifty states of the United States of America and the District of Columbia.

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1.82                        “US Joint Commercialization Committee” or “USJCC” means the committee described in Section 2.3.

1.83                        “Valid Claim” means (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim under an application for a Patent that has been pending for [****]* or less from its date of filing for applications ([****]*), and, in any case, which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

Additional Definitions

The following table identifies the location of definitions set forth in various Sections of the Agreement.

Definition	Location (Section)
Alliance Manager	2.6(a)
Annual Development Plan	3.2(a)
Bankrupt Party	14.14(a)
BMS Decisions	2.4(c)(iv)
BMS Option	3.7
BMS Prosecuted Patent	9.3(b)
Competing Product	7.6(b)(i)
Competing Program	7.6(a)
Competition Testing	1.14
Confidential Information	10.1
Cost-Terminated Patent Right	9.3(f)(iii)
EDI	14.19
Effective Date	12.6
Exclusivity Term	7.6(a)
Existing License Agreement	7.1(f)
First Product	7.6(b)(i)
Global Development Plan	3.1(a)
ICH	4.3(f)
Indemnitee	13.4
JAMS	14.2
JAMS Rules	14.2
Joint Invention Patent	9.1(b)
Joint Patent	9.3(f)
Losses	13.1
Non-Compete Period	7.6(c)
Opt-Out Notice	3.6(b)(ii)
Other Joint Patent	9.4(b)(i)
Party Implementation Matter	2.4(c)(ii)

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Party Vote	2.4(c)(i)
PDL Holding Company	1.74
PDL Operating Company	1.74
PDL Prosecuted Patent	9.3(a)(i)
PDL-241 Pre-Clinical Testing	3.7(a)
Pharmacovigilance Agreement	4.7
Prior CDA	10.4
Regulatory Lead Party	4.1
Royalty Term	8.9
Sales Threshold	8.4(c)
Sole Invention Patent	9.1(b)
Target	Recitals
Term	11.1
Title 11	14.14(a)
U.S. Commercialization Plan	5.2(a)
Working Group	2.4(e)

2.                                      MANAGEMENT OF COLLABORATION

2.1                               General.

(a)                                  Role of Committees.  Subject to Section 2.1(b) and the other terms and conditions of this Agreement, the Parties shall establish: two (2) specialized joint committees consisting of one to focus on each of the following areas arising out of the Collaboration: (A) Development and Regulatory Approval and other regulatory matters (such committee, the “Joint Development and Regulatory Committee” or “JDC”); and (B) Commercialization in the U.S. (such committee, the “US Joint Commercialization Committee” or “USJCC”).  Each Committee shall have the responsibilities and authority allocated to it in this Article 2 and elsewhere in this Agreement.

(b)                                  Limitations on the Authority of Committees.  Notwithstanding the Committee structure established pursuant to Section 2.1(a) to oversee the Collaboration, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  Without limiting the generality of the foregoing, no Committee shall have any authority or jurisdiction to:  (i) amend, modify, or waive compliance with this Agreement, any of which shall require mutual written agreement of the Parties; (ii) interpret this Agreement, or determine whether or not a Party has met its diligence or other obligations under the Agreement or whether or not a breach of this Agreement has occurred; (iii) make any decision on any matter that this Agreement expressly states is an option or election to be made by a Party; (iv) make any retroactive updates, amendments and modifications to, or waivers of provisions of, an Approved Plan, any of which shall require the mutual agreement of the Parties; or (v) such other matters as are reserved to the consent, approval, agreement or other decision-making authority of one or both Parties in this Agreement and that are not required by this Agreement to be considered by the JDC prior to the exercise of such consent, approval or other decision-making authority. Notwithstanding the foregoing, neither Party shall be restricted from bringing before any appropriate Committee for discussion any matter relating to the Collaboration that it believes warrants discussion between the Parties through the Committees, provided that the consideration of any such matter by any Committee shall not infringe or limit the exercise of a Party’s right of consent or approval or other decision-making authority granted to it by this Agreement nor shall any such consideration, as contemplated by this sentence, subject any such right of consent or approval or other decision-making authority to any dispute resolution mechanism provided for in Section 2.4(c) or Article 14 or elsewhere in this Agreement.

2.2                               Joint Development and Regulatory Committee.

(a)                                  Formation and Purpose.  PDL and BMS shall establish the JDC within [****]* after the Effective Date.  Subject to Sections 2.1(b) and 2.4(c), with respect to each Product in the U.S. for which PDL has not opted-out pursuant to Section 3.6 or for which PDL’s profit-sharing rights have not been terminated pursuant to Section 11.3(b), the JDC shall oversee, coordinate and expedite the Development of, and the making of regulatory filings for, each Product worldwide in order to obtain Regulatory Approvals.  The JDC will also facilitate the flow of information with respect to Development activities being conducted for each Product and oversee Development activities required to support Regulatory Approvals.  The JDC shall have the membership and shall operate by the procedures set forth in Section 2.4.

(b)                                  Specific Responsibilities of the JDC.  In support of its responsibility for overseeing, coordinating and expediting the Development of, and regulatory filings for, each Product, but subject to Sections 2.1(b) and 2.4(c), the JDC shall, in particular:

(i)                                    monitor Development activities;

(ii)                                review and approve the Global Development Plans and Annual Development Plans prepared by BMS with input from key PDL clinical development personnel, as well as interim updates to such plans;

(iii)                            review all material information generated in the course of implementing the Global Development Plan and the Annual Development Plans;

(iv)                               assist in coordinating scientific interactions and division of responsibilities with respect to Development Activities, and resolving disagreements during the course of implementing the Global Development Plan and the Annual Development Plans;

(v)                                   review and determine whether, and when, to obtain any licenses to intellectual property necessary or reasonably useful for the Development, Commercialization or Manufacture of a Product, other than as set forth in Section 7.7;

(vi)                               design, in collaboration with the USJCC, pharmacoeconomic studies or Phase IV Clinical Trials;

(vii)                           discuss all regulatory plans, communications and submissions for Products, including the schedule and implementation strategy for all regulatory filings for Products, it being understood that BMS shall have responsibility for preparing and submitting DAAs and for seeking all Regulatory Approvals;

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(viii)                       discuss BMS’ plans and activities for the life cycle management of, and co-ordinate with respect to the intellectual property protection for, a Product;

(ix)                              provide an initial forum for dispute resolution; and

(x)                                  such other responsibilities as may be assigned to the JDC pursuant to the Agreement or as may be agreed between the Parties from time to time.

2.3                               US Joint Commercialization Committee. PDL and BMS shall establish the USJCC within [****]* after Commencement of the first Registrational Trial, which Committee shall, subject to Section 2.1(b), with respect to each Product in the U.S. for which PDL has not opted-out pursuant to Section 3.6 or for which PDL’s profit-sharing rights have not been terminated pursuant to Section 11.3(b), (a) monitor Commercialization of such Product(s) , (b) review the U.S. Commercialization Plans prepared by BMS, (c) review the results and effectiveness of activities performed pursuant to the U.S. Commercialization Plan then in effect, and (d) discuss current and potential future Product Commercialization activities in the U.S. The USJCC shall have the membership and shall operate by the procedures set forth in Section 2.4.

2.4                               General Committee Membership and Procedures.

(a)                                  Membership. Each Committee shall be composed of such number of representatives as may be agreed by the Parties. Each of BMS and PDL shall designate representatives with appropriate expertise to serve as members of each Committee, and each representative may serve on more than one Committee as appropriate in view of the individual’s expertise.  Each Party may replace its Committee representatives at any time upon written notice to the other Party.  Each Committee shall have co-chairpersons.  BMS and PDL shall each select from their representatives a co-chairperson for each of the Committees, and each Party may change its designated co-chairpersons from time to time upon written notice to the other Party.  The Alliance Managers shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within [****]* thereafter; provided that a Committee co-chairperson shall call a meeting of the applicable Committee promptly upon the written request of the other co-chairperson to convene such a meeting.  With respect to the JDC, the minutes of each Committee meeting shall, among other things, record all matters acted upon and approved or disapproved by the Committee, actions to be taken, and any matters the Committee failed to resolve.  Such minutes will not be finalized until both Alliance Managers review and confirm in writing the accuracy of such minutes.

(b)                                  Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every [****]* for the JDC, and once every [****]*, until the date which is [****]* subsequent to initial Launch of a Product, and once every [****]* thereafter, for the USJCC. Each Committee shall meet alternately at PDL’s facilities at its corporate headquarters (located in Redwood City, California as of the Execution Date), and BMS’ facilities at its research and development headquarters (located in Princeton, New Jersey as of the Execution Date), or at such other locations as the Parties may agree. The Alliance Managers shall, and other employees of each Party involved in the Development, Manufacture or

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Commercialization of any Product may as needed, attend meetings of each Committee (as nonvoting participants unless they are members of such Committee), and consultants, representatives or advisors involved in the Development, Manufacture or Commercialization of any Product may attend meetings of each Committee as observers; provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 10, and in the case of non-employees of a Party, subject to the consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall be responsible for all of its own expenses of participating in any Committee (including in any Working Group). Meetings of any Committee may be held by audio or video teleconference with the consent of each Party, which shall not be unreasonably withheld or delayed; provided that at least one (1) meeting per year of such Committee shall be held in person. No action taken at any meeting of a Committee shall be effective unless a representative of each Party is participating.

(c)                                  Decision-Making.

(i)                                    Voting on JDC Decisions.  Subject to Section 2.1(b), each Party’s designees on the JDC shall, collectively, have one (1) vote (the “Party Vote”) on all matters brought before the JDC, which Party Vote shall be determined by consensus of such Party’s designees present (in person or otherwise) at the meeting.  Except as expressly provided in this Section 2.4(c) and subject to Section 2.1(b), the JDC shall operate as to matters within its jurisdiction by unanimous Party Vote. All decisions of the JDC shall be documented in writing in the minutes of the JDC meeting by the Alliance Managers.

(ii)                                Operational Decisions. Day-to-day operational level decisions concerning the Development and Commercialization of Products shall be made by the Party to which responsibility for such decisions has been allocated under the Agreement (each such decision, a “Party Implementation Matter”). Unless otherwise specified in this Agreement or directed by the appropriate Committee(s), BMS shall be the lead Party, and shall be primarily responsible for, all Development, regulatory activities and Manufacturing and Commercialization activities with respect to a Product. Any disputes with respect to a Party Implementation Matter shall first be referred to the Alliance Managers, and, if the dispute is not resolved within [****]* after such referral to the Alliance Managers, then, (A) with respect to Development and Regulatory Approval matters, the dispute shall be referred to the JDC for resolution, the JDC shall have final decision-making authority with respect to such matter, and BMS shall have the tie-breaking vote on such Committee with respect to such matter, subject to Section 2.4(c)(iv) and (B) with respect to Commercialization matters, the dispute shall be referred to the USJCC for discussion, after which BMS shall have the right to decide such matter.

(iii)                            Disagreements on Committees.  Except for: (A) matters outside the jurisdiction and authority of the Committees as provided in Section 2.1(b); and (B) any Party Implementation Matter, and in any event without limiting the other rights and obligations of the Parties under this Agreement, any disagreement between the designees of BMS and PDL on the JDC as to matters within such Committee’s jurisdiction shall, at the election of either Party, be addressed, first, with the Alliance Managers, and, if the dispute is not resolved within [****]* after such referral to the Alliance Managers, then it shall, upon written notice by a Party to the other, submit the respective

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positions of the Parties with respect to such matter for discussion in good faith by the Executive Officers of the Parties. If such individuals are not able to mutually agree upon the resolution to such matter within [****]* after submission of the matter to them, then the Executive Officer of BMS shall have the right to decide such matter, subject to Section 2.4(c)(iv).

(iv)                               BMS Decisions. BMS’ right to exercise final decision-making authority pursuant to Sections 2.4(c)(ii) and (iii) (“BMS Decisions”) shall be subject to the following limitations:

(1)                                 All BMS Decisions shall be made in good faith, with due regard for the impact of such decisions on Products in the United States, and, consistent in all material respects with the applicable Approved Plan and the terms of this Agreement. No such decision by BMS shall violate or breach any term or condition of this Agreement. BMS shall make all BMS Decisions only after reasonably considering PDL’s comments on such matters.

(2)                                 BMS shall have no right to make a BMS Decision on: (A) any decision that would require PDL to breach any obligation or agreement that PDL may have with or to a Third Party; (B) any decision that would amend, violate or breach any provision of this Agreement; (C) [****]*; or (E) any decision concerning methods of calculation of amounts owed by a Party to the other Party. Resolution of disputes relating to the foregoing matters shall require mutual agreement of the Parties (except as otherwise expressly set forth in this Agreement) and shall be subject to dispute resolution pursuant to Section 14.1.

(d)                                  Meeting Agendas and Minutes. Each Party shall disclose to the other Party proposed agenda items along with appropriate information at least [****]* in advance of each meeting of the applicable Committee; provided that under exigent circumstances requiring Committee input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the Committee meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

(e)                                  Working Groups.  From time to time, a Committee may establish and delegate duties to other committees, sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities, which delegation shall be reflected in the minutes of the meetings of such Committee. Each such Working Group shall be constituted and shall operate as such Committee determines. The Working Groups may be established on an ad hoc basis for purposes of a specific project, for the life of a Product, or on such other basis as such Committee may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the Committee that formed such Working Group. In no event shall the authority of a Working Group exceed that specified in this Article 2 for the Committee that formed such Working Group. Any disagreement between the designees of BMS and PDL on a Working Group shall be referred for resolution to the Committee that formed such Working Group.

(f)                                    Interactions Between Committees and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and

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review boards) that will be involved in administering such Party’s activities under this Agreement. Each Committee shall establish procedures to facilitate communications between such Committee or Working Group and the relevant internal committee, team or board of each of the Parties in order to maximize the efficiency of the Collaboration, including by requiring appropriate members of such Committee to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board.

2.5                               Discontinuation of Participation on a Committee. Each Committee shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the Committee, or (b) PDL providing to BMS written notice of its intention to disband and no longer participate in such Committee. Once PDL has provided written notice as referred to in subclause (b) above, such Committee shall have no further obligations under this Agreement and BMS shall have the right to solely decide, without consultation, any matters previously before such Committee, subject to the other terms of this Agreement.

2.6                               Alliance Managers.

(a)                                  Appointment. Each of the Parties shall appoint a single individual to act as a single point of contact between the Parties to assure a successful Collaboration (each, an “Alliance Manager”). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.

(b)                                  Responsibilities. The Alliance Managers shall use good faith efforts to attend all Committee meetings and support the co-chairpersons of each Committee in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in such Committee meetings, unless they are also appointed members of such Committee pursuant to Section 2.4(a). An Alliance Manager may bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. In addition, each Alliance Manager: (i) will be the point of first referral in all matters of conflict resolution; (ii) will provide a single point of communication for seeking consensus both internally within the respective Parties’ organizations and between the Parties regarding key strategy and plan issues; (iii) will identify and bring Development and regulatory disputes to the attention of the JDC in a timely manner; (iv) will identify and bring Commercialization disputes to the attention of the USJCC in a timely manner; (v) will plan and coordinate cooperative efforts and internal and external communications; and (vi) will take responsibility for ensuring that governance activities, such as the conduct of required Committee meetings and production of meeting minutes, occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.7                               Collaboration Guidelines.

(a)                                  General. Each Party, in working with the other to Develop each Product and otherwise as set forth herein, shall assign responsibilities for the various operational aspects of the Collaboration to those portions of its organization that have the appropriate resources, expertise and responsibility for such functions and, consistent with this Agreement, treat each Product as if it were a proprietary product solely of its own organization. In all matters related to the Collaboration, the

Parties shall strive to balance as best they can the legitimate interests and concerns of the Parties and to realize the full economic potential of each Product (taking into account the risks and costs of further Development and Commercialization).

(b)                                  Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between PDL and BMS is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner.

2.8                               Overview of Accounting.

(a)                                  Development Costs and Allowable Expenses. For purposes of determining Development Costs and Allowable Expenses, any expense allocated by either Party to a particular category under Development Costs or Allowable Expenses for a particular Product shall not be allocated to another category under Development Costs or Allowable Expenses for such Product. Any royalties payable to Third Parties that are subject to Section 8.6(a) or Section 8.6(b) shall not be allocable to Development Costs or Allowable Expenses. Each Party agrees to determine Development Costs and Allowable Expenses for Products using its standard accounting procedures, consistently applied, to the maximum extent practical as if such Product were a solely owned Product of such Party, except as specifically provided in this Agreement. The Parties also recognize that such procedures may change from time to time and that any such changes may affect the definition of Development Costs or Allowable Expenses. The Parties agree that, where such changes are economically material to either Party, and consistent with GAAP, adjustments shall be made to compensate the affected Party to preserve the same economics as reflected under this Agreement under such Party’s accounting procedures in effect as of the date on which the activity in question (e.g., Development, Commercialization or Manufacturing) first commences under this Agreement. Where the change is or would be material to the other Party, the Party proposing to make the change shall provide the other Party with an explanation for the proposed change and an accounting of the effect of the change on the relevant expense category. Should the Parties disagree on the adjustment, the matter shall be placed before the JDC to resolve. Transfers between a Party and its Affiliates (or between its Affiliates) shall not have effect for purposes of calculating revenues, costs, profits, royalties or other payments or expenses under this Agreement.

(b)                                  Affiliates. If either Party enters into any agreement with any of its Affiliates for the provision of materials or services pursuant to this Agreement, all costs incurred for the provision of such materials or services that are shared by the Parties under this Agreement shall be accounted for on the basis of the cost thereof to such Affiliate and not on the basis of any higher transfer price in effect between such Party and such Affiliate.

2.9                               Compliance with Law. Each Party hereby covenants and agrees to comply with applicable law in performing its activities connected with the Development, manufacture and Commercialization (as applicable) of each Product.

2.10                        Records. Each Party shall maintain complete and accurate records of all work conducted under the Collaboration and all results, data and developments made pursuant to its efforts under the Collaboration. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Collaboration in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain such records for a period of [****]* after such records are created; provided that the following records may be maintained for at least [****]* from the date of creation of such records or, if longer, for the period mandated by such Party’s internal policies on record retention: (a) scientific notebooks; and (b) any other records that the other Party reasonably requests be retained in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Either Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary or useful for it to conduct its obligations or enforce its rights under this Agreement.

3.                                      DEVELOPMENT OF PRODUCTS

3.1                               Global Development Plans.

(a)                                  Scope. The Development of each Product shall be governed by a comprehensive, multi-year, worldwide plan (each, a “Global Development Plan”) covering the Development of such Product for use in the U.S., Japan, each of the Major European Countries and the EU as a whole, and, broken out on a region-by-region or country-by-country basis only to the extent BMS does so for its own internal products, the remaining countries in the Territory. Each Global Development Plan shall: (i) provide a planned Development program that is designed to generate the non-clinical, clinical and regulatory information required for submitting Drug Approval Applications and to obtain Regulatory Approvals for the relevant indications in the U.S.; (ii) provide a planned Development program that is designed to generate the non-clinical, clinical and regulatory information required for submitting Drug Approval Applications and to achieve Regulatory Approvals for the relevant indications in the Royalty Territory; and (iii) indicate the initial indications that will be pursued with respect to such Product.

(b)                                  Product Global Development Plan. The initial Global Development Plan with respect to HuLuc63 Products is attached hereto as Schedule 3.1(b). BMS shall prepare, with input from key PDL clinical development personnel, a Global Development Plan for each Other Product for approval by the JDC no later than [****]* subsequent to the Commencement of the first Phase I Clinical Trial of such Other Product, in a manner consistent with BMS’ then-current practice. For clarity, it is anticipated that the Global Development Plan with respect to Japan shall not be prepared prior to a decision to commence Phase II Clinical Trials in the U.S.

(c)                                  Updates to the Global Development Plan. Subsequent to the Effective Date, BMS shall prepare, with input from key PDL clinical development personnel, and submit to the JDC for approval, updates, amendments or modifications to each Global Development Plan then in effect.

3.2                               Annual Development Plans.

(a)                                  Scope. The Development of each Product for a given calendar year shall be governed by a detailed and specific worldwide Development plan (each, an “Annual Development Plan”) covering (i) all material Development activities to be performed for such Product for such year; (ii) budgets covering all Development Costs for those Development activities for such Product conducted in support of Regulatory Approvals in the Territory; and (iii) those obligations assigned to

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each Party with respect to the performance of the Development activities contemplated by such Annual Development Plan. Each Annual Development Plan shall be prepared by BMS, with input from key PDL clinical development personnel, and submitted pursuant to the procedures set forth in clauses (b), (c), and (d) below, for approval by the JDC. Each Annual Development Plan for a Product, and any modifications thereto, shall cover, and be consistent in all material respects with, all the Development activities and budgets in the then-current Global Development Plan for such Product that are to be performed in that particular calendar year. Notwithstanding the foregoing, the JDC shall prepare and adopt an Annual Development Plan for each Other Product upon which the Parties plan to conduct Development work, regardless of whether there is a Global Development Plan for such Other Product.

(b)                                  Initial Annual Development Plan for the HuLuc63 Product. The initial Annual Development Plan for the HuLuc63 Product, covering the period from approximately the [****]*, is attached hereto as Schedule 3.2(b) and consists of a section covering the period from approximately [****]* (“Part A”), which shall be effective as of the Effective Date, and a section covering the period from [****]* (“Part B”), which is provided in draft form. PDL shall submit an updated version of Part B to the JDC no later than [****]*, with a goal of having Part B approved, and any disputes resolved, by [****]*. Thereafter, BMS shall submit Annual Development Plans for HuLuc63 Products in accordance with Section 3.2(d).

(c)                                  Annual Development Plan for Other Products. Within [****]* after the date on which a Global Development Plan (or an amendment to an existing Global Development Plan, as the case may be) is first approved with respect to a particular Other Product, BMS shall submit for approval by the JDC an Annual Development Plan for such Other Product, covering the activities contemplated by the Global Development Plan with respect thereto for the remainder of such calendar year and the next subsequent calendar year. Thereafter, BMS shall submit Annual Development Plans for such Other Product in accordance with Section 3.2(d).

(d)                                  New Annual Development Plans. BMS shall submit, on an annual basis, a new Annual Development Plan for the HuLuc63 Product and for each Other Product, if any, to the JDC for its review, comment, and approval. Each such submission shall be no later than [****]* of the calendar year immediately preceding the year covered by such Annual Development Plan, with a goal of having the Annual Development Plan approved, and any disputes resolved, by [****]* of such immediately preceding calendar year.

(e)                                  Diligence. Additionally, each Party shall use Diligent Efforts to carry out, in a timely fashion and in good scientific manner, its responsibilities under any Global Development Plan, Annual Development Plan(s), or U.S. Commercialization Plan in effect at such time.

3.3                               Lead Development Party. PDL shall be the lead development Party for all studies of the HuLuc63 Product that are ongoing as of the Effective Date. In the event BMS exercises the BMS Option pursuant to Section 3.7, PDL shall be the lead development Party for all studies of the PDL-241 Product until the completion of all Phase I Clinical Trials of the PDL-241 Product. For clarity, if BMS does not exercise the BMS Option, PDL shall have the right to develop PDL-241 Products,

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without BMS’ consent and consistent with PDL’s rights as provided in Section 3.8. [****]*. The JDC shall, in allocating responsibilities between the Parties with respect to Development activities under this Agreement:  (a) endeavor to take advantage of the respective resources, capabilities and expertise of PDL and BMS, and (b) endeavor to (i) maintain, to the extent reasonably practical and appropriate, continuity in functions and commitments of personnel and physical resources of the Parties, (ii) avoid duplication of efforts by the Parties and (iii) foster efficient use by the Parties of resources and personnel, consistent with this Agreement and the applicable Global Development Plan and budget and the applicable Annual Development Plan and budget; provided, in any case, that the JDC shall allocate to BMS responsibilities for the Development of  Products solely with respect to the Royalty Territory. Any agreements relating to clinical studies or other testing, research services, or Development that were entered into between PDL and a clinical site or a Third Party service provider before the Effective Date shall become part of the initial Global Development Plan and initial Annual Development Plan.

3.4                               Diligence. BMS shall use Diligent Efforts to Develop and Commercialize at least [****]* containing an Existing Antibody or a Future Antibody and, if BMS exercises the BMS Option, at least [****]* containing an Option Antibody, in each case in: [****]*. Any failure by BMS to comply with the obligations set forth in this Section 3.4 shall be deemed to be a material breach of this Agreement, for which PDL may exercise its termination rights under Section 11.3 or any other available remedies at law or in equity.

3.5                               Limitations on Development. After the Effective Date and during the term of this Agreement, neither Party nor any of its Affiliates shall, directly or through any Third Party, sponsor, conduct or cause to be conducted, otherwise assist in, supply any Product for use in connection with, or otherwise fund, any clinical trial or clinical study of any Product outside of the Global Development Plan or any Annual Development Plan, without the prior written consent of the other Party.

3.6                               Development Costs.

(a)                                  In general. All Development Costs incurred by either Party shall be borne by the Parties as follows: BMS shall bear [****]* of all Development Costs and PDL shall bear [****]* of all Development Costs. BMS shall, even for those Development activities for which PDL is lead development party, use commercially reasonable efforts to use its contractual relationships with clinical research organizations to minimize Development Costs.

(b)                                  Terminating Co-Development.

(i)                                    Prior to Commencement of Development for Certain Licensed Antibodies. PDL shall have the option to terminate its Co-Development rights and obligations, on a Licensed-Antibody-by-Licensed Antibody basis, for any Licensed Antibody other than HuLuc63 or, if BMS has exercised the BMS Option, the first PDL-241 Licensed Antibody under Development pursuant to this Agreement, which option shall be exercisable by prior written notice to BMS at least [****]* prior to the commencement of [****]* of such Licensed Antibody. PDL shall not be liable for any Development Costs or Allowable Expenses associated with any Product containing such Licensed Antibody (including any costs incurred by BMS in preparing a Global Development Plan or Annual Development Plan for such Product) and BMS shall thereafter pay to PDL royalties on Net Sales of

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such Product by BMS (or its Affiliates or sublicensees) in the Territory at a royalty rate of [****]*, rather than according to Sections 8.2, 8.3 or 8.5. For clarity, (A) PDL’s election to terminate its Co-Development rights and obligations under this Section 3.6(b) shall not alter PDL’s rights to receive milestone payments pursuant to Section 8.4, for any such Product, and (B) the U.S. shall be deemed to be part of the Royalty Territory with respect to such Product and the terms and conditions of this Agreement that otherwise relate to Products in the Royalty Territory shall apply with respect to such Product.

(ii)                                Subsequent to Commencement of Development.

(1)                                 PDL shall have the option to terminate its Co-Development rights and obligations, under the applicable Approved Plan(s), on a Product-by-Product basis, which option shall be exercisable by giving written notice to BMS (such notice, the “Opt-Out Notice”) no earlier than [****]* and no later than the date which is [****]* subsequent to such date.

(2)                                 During the [****]* period after the date of the Opt-Out Notice, (a) PDL shall remain responsible for its share of Development Costs and Allowable Expenses, if any, that relate to Development or Commercialization activities with respect to such Product that were ongoing at the time of such notice; and (b) PDL and BMS shall continue their respective Development responsibilities pursuant to ongoing activities under the Approved Plan for such Product; provided that PDL shall not have any obligation (A) to fund or perform activities with respect to such Product commencing subsequent to the date of the Opt-Out Notice, (B) for Manufacturing Costs that are expensed during such [****]* period [****]*, or (C) [****]*.

(3)                                 After the expiration of such [****]* period in Section 3.6(b)(ii)(2), provided that BMS has not terminated this Agreement pursuant to Section 11.2 with respect to such Product, at least in the U.S., the licenses granted to BMS in Sections 7.1(a)(i)(1), 7.1(a)(i)(2), 7.1(a)(ii)(1), and 7.1(a)(ii)(2) shall become exclusive with respect to the Development of such Product (and such Licensed Antibody incorporated therein), PDL shall no longer have any obligations to perform activities under the Approved Plan or to bear any Development Costs or Allowable Expenses, in each case with respect to such Product, and PDL shall cease any other ongoing Development of such Product. BMS shall thereafter compensate PDL with respect to such Product by paying royalties on the Net Sales of such Product at the royalty rates provided in Section 8.5(b), rather than by profit-sharing according to Sections 8.2 and 8.3. In any event, PDL shall continue to be responsible for its payment obligations under Sections 8.6(a) and 8.6(b) with respect to such Product. In no event, (Y) with respect to each Product for which PDL has exercised its option to opt-out pursuant to this Section 3.6(b)(ii), shall the royalty payments received by PDL pursuant to Section 8.5(b)(i), after any applicable deduction of royalties pursuant to Section 8.6(d), be less than [****]* of the Net Sales of such Product, where such Product is the HuLuc63 Product, or [****]* of the Net Sales of such Product, where such Product is an Other Product and (Z) with respect to each Product for which PDL’s profit-sharing rights have been terminated by BMS pursuant to Section 11.3(b), shall the royalty payments received by PDL pursuant to Section 8.5(b)(ii) for such Product in a given [****]*, after any applicable deduction of royalties pursuant to Section 8.6(d), be less than the aggregate royalties payable to Third Parties for which PDL is responsible, pursuant to Sections 8.6(a) and 8.6(b), in such [****]*, for such Product; provided, that, with respect to clause (Z), application of the

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foregoing shall only limit the operation of Section 8.6(d) and shall not increase the base royalty rates specified in Sections 8.5(b)(i) and 8.5(b)(ii). For clarity, PDL’s election to terminate its Co-Development rights and obligations under this Section 3.6(b) shall not alter PDL’s rights to receive milestone payments pursuant to Section 8.4 for such Product. For further clarity, in the event of any opt-out by PDL with respect to a Product under this Section 3.6(b)(ii), the U.S. shall be deemed to be part of the Royalty Territory with respect to such Product and, except as otherwise provided in this Section 3.6(b)(ii), the terms and conditions of this Agreement that otherwise relate to Products in the Royalty Territory shall apply with respect to such Product.

(c)                                  FTE Records and Calculations; Adjustments to FTE Rate. Each Party shall record and account for its FTE effort for the Development of each Product to the extent that such FTE efforts are included in Development Costs or Allowable Expenses that are, or may in the future be, shared under this Agreement, and shall report such FTE effort to the JDC or the USJCC, as applicable, on a quarterly basis, in each case in a manner that allocates such FTE effort to the extent practicable to each applicable indication. Except to the extent provided herein, each Party shall calculate and maintain records of FTE effort incurred by it in the same manner as used for other products developed by such Party. The JDC shall facilitate any reporting hereunder. The FTE rate shall initially be [****]* for the calendar years [****]* and [****]*, and shall thereafter be increased [****]*, by [****]*, with the first such [****]* adjustment to be effective as of [****]*.

(d)                                  Research Costs. As of the Effective Date, it is the Parties’ mutual understanding and expectation that the Parties will not incur Research Costs that exceed [****]*.

(e)                                  Other Expenses. Any expenses incurred by a Party for Development activities that do not fall within the definitions of Development Costs shall be borne solely by such Party unless the JDC determines otherwise.

(f)                                    Reports. Each Party shall report to the other Party within [****]* after the end of each [****]* with regard to the Development Costs incurred by it during [****]*.  Such report shall specify in reasonable detail all expenses included in such Development Costs during [****]* and shall be accompanied by invoices, and/or such other appropriate supporting documentation.  Within [****]* after the end of each of the [****]* and, for the [****]*, within [****]* after the end of [****]*, the Party that has incurred less than its share of such Development Costs shall make a reconciling payment to the other Party to achieve the appropriate allocation of Development Costs provided for in Section 3.6(a).  Each Party’s report shall include, in addition to the Development Costs incurred by it during the relevant [****]* a comparison of the amounts budgeted in the Annual Development Plan for such activities and the amounts  incurred by such Party for such activities. The Parties shall seek to resolve any questions related to such accounting statements within [****]* following receipt by each Party of the other Party’s report hereunder.  The Parties shall facilitate the reporting of Development Costs hereunder and the resolution of any questions concerning such reports.  Each Party shall have the right at reasonable times and upon reasonable prior notice to audit the other Party’s records as provided in Section 8.16 to confirm the accuracy of the other Party’s costs and reports with respect to Development Costs that are shared under this Agreement.

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(g)                                 Records. Each Party shall keep detailed records of the Development Costs it incurs, including all supporting documentation for such expenses. Each Party shall keep such records for at least [****]* after the date that such expense was incurred.

3.7                               BMS Option to Develop the Option Antibodies. BMS shall have the option, at its sole discretion, to include the Option Antibodies within the Collaboration, on the terms set forth below (the “BMS Option”):

(a)                                  As promptly as practicable following the Effective Date, PDL shall conduct, at its own cost, certain pre-clinical testing activities with respect to PDL-241, which activities are set forth on Schedule 3.7(a) (the “PDL-241 Pre-Clinical Testing”). Unless mutually agreed otherwise, PDL and BMS shall have a teleconference [****]* per [****]* on the interim results of the PDL-241 Pre-Clinical Testing as well as other non-clinical data that may be generated by PDL during the PDL-241 Pre-Clinical Testing period, including but not limited to tissue binding, mechanistic data or in vitro toxicology assessments of PDL-241.

(b)                                  Within [****]* subsequent to the completion by PDL of the PDL-241 Pre-Clinical Testing, PDL shall deliver to BMS a report detailing the results of the PDL-241 Pre-Clinical Testing. For clarity, prior to BMS’ exercise of the BMS Option, PDL shall have no obligation to perform any activities with respect to the Option Antibodies other than those set forth on Schedule 3.7(a).

(c)                                  Within [****]* subsequent to BMS’ receipt of the report described in clause (b) above, BMS shall provide written notice to PDL as to whether BMS has elected to exercise the BMS Option. In the event that BMS fails to provide such notice within such [****]*, the BMS Option shall be deemed to have expired.

(d)                                  In the event that BMS exercises the BMS Option:

(i)                                    BMS shall pay to PDL the option exercise fee set forth in Section 8.1(b);

(ii)                                the Option Antibodies shall be deemed to be Licensed Antibodies; and

(iii)                            the terms and conditions of clause (e) below and Section 3.9 shall not apply and shall be of no force or effect.

(e)                                  In the event that BMS does not exercise the BMS Option within [****]* of BMS’ receipt of the report described in clause (b) above:

(i)                                    PDL shall retain all rights to the Option Antibodies, as further provided in Section 3.8; and

(ii)                                the BMS Option shall terminate.

3.8                               Retained Rights. Notwithstanding anything to the contrary in this Agreement, in the event that BMS fails to exercise the BMS Option pursuant to Section 3.7, PDL shall have the right to

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conduct (directly or indirectly, and either with or without a bona fide collaborator) outside of the Collaboration, research, development, manufacture and/or commercialization of the Option Antibodies; provided that PDL shall not develop or commercialize the Option Antibodies in [****]*.

3.9                               Covenant by BMS. BMS hereby covenants that BMS shall not Develop, Commercialize, make, use, sell, offer for sale and import any Antibody or Product in the Territory in [****]*, except with the prior written consent of PDL and solely with respect to Development and Commercialization of such Antibody or Product jointly by the Parties pursuant to an Approved Plan.

3.10                        Competition Testing.

(a)                                  If BMS does not exercise the BMS Option pursuant to Section 3.7 and either Party wishes to determine whether any Antibody that was produced from a cloned hybridoma cell line that was identified and tested by PDL prior to the Effective Date and is not set forth on Schedule 1.25 or Schedule 1.50 is an Existing Antibody or an Option Antibody, then the Party desiring such a determination shall notify the other Party in writing and PDL shall perform Competition Testing to determine whether each such Antibody Competes with PDL-241 for binding to the Target. If such Antibody Competes with PDL-241 for binding to the Target, then it shall be deemed to be an Option Antibody. If such Antibody does not Compete with PDL-241 for binding to the Target, then it shall be deemed to be an Existing Antibody. PDL shall provide the results of such Competition Testing to the JDC. BMS shall be responsible for [****]* and PDL shall be responsible for [****]* of the costs of Competition Testing pursuant to this Section 3.10(a), which costs shall not be included in Development Costs.

(b)                                  As of the Effective Date, the Parties do not anticipate identifying additional Antibodies (that is, Antibodies that were not in existence as of the Effective Date) for future Development and Commercialization by the Parties. However, if BMS does not exercise the BMS Option pursuant to Section 3.7 and the JDC adopts an Approved Plan calling for such identification or PDL decides in its sole discretion to identify Antibodies outside the Collaboration, then PDL shall perform Competition Testing to determine whether each such newly identified Antibody Competes with PDL-241 for binding to the Target. An Antibody that is identified by PDL outside of the Collaboration and Competes with PDL-241 for binding to the Target shall be deemed to be an Option Antibody. An Antibody that is generated by either Party pursuant to an Approved Plan and does not Compete with PDL-241 for binding to the Target shall be deemed to be a Future Antibody. PDL shall provide the results of the Competition Testing with respect to Antibodies identified pursuant to an Approved Plan to the JDC. The costs of Competition Testing pursuant to this Section 3.10(b) for new Antibodies generated pursuant to an Approved Plan shall be included in Development Cost. PDL shall be solely responsible for costs of Competition Testing pursuant to this Section 3.10 for all Antibodies identified in PDL’s discretion outside the Collaboration.

(c)                                  Any dispute as to whether an Antibody Competes with PDL-241 for binding to the Target shall be settled in accordance with Section 14.3.

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4.                                      REGULATORY

4.1                               Ownership of Regulatory Dossier. The lead Party for regulatory activities with respect to a Product (such Party, the “Regulatory Lead Party”), as provided in Section 4.2, will own all regulatory filings for such Product in order to facilitate such Party’s interactions with Regulatory Authorities. PDL will initially own all regulatory filings for the HuLuc63 Product, including all regulatory filings related to studies ongoing as of the Effective Date. PDL will be responsible for filing the first IND for the PDL-241 Product and will initially own all regulatory filings for the PDL-241 Product. PDL hereby agrees to transfer and assign to BMS (and BMS hereby agrees to receive from PDL) all of PDL’s right, title and interest to the IND(s) (i) for the HuLuc63 Product, no later than the Commencement of the first Phase II Clinical Trial for the HuLuc63 Product and (ii) in the event BMS exercises the BMS Option pursuant to Section 3.7, for the PDL-241 Product, no later than the completion of all Phase I Clinical Trials for the PDL-241 Product. Additionally, PDL shall notify the applicable Regulatory Authorities in writing at the time that it is transferring such IND(s) for the HuLuc63 Product or the PDL-241 Product, as applicable, to BMS, and BMS shall notify the applicable Regulatory Authorities in writing that it is accepting such IND(s) and all responsibilities associated therewith, including without limitation, the responsibility for reporting adverse events. BMS shall own all other regulatory filings with respect to Products.

4.2                               Regulatory Lead Party. PDL shall be the Regulatory Lead Party for the HuLuc63 Product until all studies ongoing as of the Effective Date have been completed and the IND(s) has been transferred to BMS in accordance with Section 4.1. Thereafter, BMS shall be the Regulatory Lead Party for the HuLuc63 Product. In the event BMS exercises the BMS Option pursuant to Section 3.7, and subject to the JDC’s approval of the Phase I Clinical Trial program design and costs, PDL shall be the Regulatory Lead Party for the PDL-241 Product until all Phase I Clinical Trials for the PDL-241 Product have been completed and the IND(s) has been transferred to BMS in accordance with Section 4.1, and, thereafter, BMS shall be the Regulatory Lead Party for the PDL-241 Product. BMS shall be the Regulatory Lead Party, as of the Effective Date, for all Other Products (other than PDL-241 Products). PDL shall have a participatory role in all material regulatory activities that would have a potential impact on Licensed Antibodies and Products in the U.S. All material regulatory decisions would be made and implemented by the JDC, provided that routine interactions with Regulatory Authorities, as well as any interaction with respect to a country outside of the U.S. that would not have a potential impact on obtaining or maintaining Regulatory Approval in the U.S., will be excluded from the requirement of conferring through the JDC. BMS shall be the lead Party for worldwide pharmacovigilance. Notwithstanding any other provision of this Agreement, in the event any dispute with respect to the content of any regulatory filing or dossier, pharmacovigilance reports, patient risk management strategies and plans, Core Data Sheet, Product labeling, safety, and the decision to file any DAA is not resolved by the JDC, BMS shall have final decision-making authority with respect to such matters at the JDC, submitting such dispute to any dispute resolution procedures provided for in Section 2.4(c).

4.3                               Regulatory Matters Relating to Products in the United States.  With respect to Products in the United States:

(a)                                  Regulatory Filings.  The Regulatory Lead Party shall prepare, for review by the JDC, all submissions (including any supplements or modifications thereto, but excluding routine adverse event filings (i.e., not relating to serious adverse events as defined by applicable law)) to the FDA (including the preparation of an electronic submission of a Drug Approval Application to the

FDA, with BMS having primary responsibility for preparing the electronic dossier for each indication). The other Party shall have a right to review and comment upon (through its members of the appropriate Committee), the content and subject matter of, and strategy for, each Drug Approval Application to be filed in the United States, all correspondence submitted to the FDA related to clinical trial design, all proposed Product labeling (including the final FDA-approved labeling) and post-Regulatory Approval labeling changes. Prior to filing with the FDA, the Regulatory Lead Party shall afford the other Party a reasonable opportunity for review and comment with respect to any material regulatory filings, and shall take such comments into account, but without any obligation to accept or incorporate such comments. Each Party shall promptly provide the other with copies of all written or electronic communications received by it from, or sent by it to, the FDA with respect to obtaining and maintaining, Regulatory Approvals for a Product in the United States (it being understood that routine adverse event filings (i.e., not relating to serious adverse events as defined by applicable law) shall not fall within the meaning of maintenance) and copies of all contact reports produced by such Party. The Regulatory Lead Party shall be the sole point of contact with any Regulatory Authorities.

(b)                                  Notice of Regulatory Filing Requirements.  The Regulatory Lead Party shall provide to the other Party, within [****]* of discovery by the Regulatory Lead Party, notice of any event with respect to any Product that triggers any FDA filing requirement that is subject to a deadline imposed by applicable law of less than [****]* after the discovery of such an event. The co-chairpersons of the JDC shall discuss in good faith and on a timely basis determine the most effective and expeditious means of responding to such FDA filing requirement.

(c)                                  Notice of Changed Regulatory Requirements.  The Regulatory Lead Party shall provide notice to other Party of any additional requirements which the FDA may impose with respect to obtaining or maintaining Regulatory Approval for a Product (including additional clinical trials), and, within [****]* of receipt thereof by the Regulatory Lead Party, of all FDA inquiries with respect to a Product that require a response or for a which a response may be advisable.

(d)                                  Regulatory Meetings.  The Regulatory Lead Party shall provide the other Party with notice of all meetings, conferences, and discussions (including FDA advisory committee meetings and any other meeting of experts convened by the FDA concerning any topic relevant to a Product, as well as Product labeling and post-Regulatory Approval Product labeling discussions with the FDA) scheduled with the FDA concerning any pending Drug Approval Application or any material regulatory matters relating to a Product within [****]* after the Regulatory Lead Party receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give the other Party a reasonable opportunity to participate in such meetings, conferences and discussions). The other Party shall be entitled to be present at, and to participate in, all such meetings, conferences or discussions. PDL’s and BMS’ respective members of the JDC shall use reasonable efforts to agree in advance on the scheduling of such meetings and on the objectives to be accomplished at such meetings, conferences, and discussions and the agenda for the meetings, conferences, and discussions with the FDA.  The Regulatory Lead Party shall also include the other Party in any unscheduled, ad-hoc meetings, conferences and discussions with the FDA concerning any pending IND, Drug Approval Application or any material regulatory matters relating to a Product.

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(e)           Regulatory Data.  Each Party shall provide to the other Party on a timely basis copies of all material pre-clinical and clinical data generated or compiled pursuant to a Global Development Plan, Annual Development Plan or U.S. Commercialization Plan (via electronic copies of such data in a form that may be analyzed and manipulated by the other Party).

(f)            Common Database.  If deemed appropriate by the JDC, the Parties will establish a common database to be controlled, maintained and administered by BMS for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of data arising from clinical trials for Products.  The Parties shall agree upon guidelines and procedures for such common database that shall be in accordance with, and enable the Parties and their Affiliates to fulfill their reporting obligations under applicable law.  Furthermore, such guidelines and procedures shall be consistent with relevant International Council for Harmonisation (“ICH”) guidelines.  The Parties’ costs incurred in connection with receiving, investigating, recording, reviewing, communicating, and exchanging such efficacy data shall be included as an element of Development Costs or as Allowable Expenses, calculated on a FTE cost and direct out-of-pocket cost basis.

(g)           Rights of Reference.  Each Party shall have the right to cross reference, file or incorporate by reference any regulatory filing or drug master file (as defined in the Code of Federal Regulations) (and any data contained therein) for any Product, or any component thereof, made in any country in the Territory (including all Approvals) in order to support regulatory filings that such Party is permitted to make under this Agreement for any Product in the United States and to enable either Party to fulfill its obligations under this Agreement to Develop or manufacture (anywhere in the world) any such Product for use in the United States or Commercialize any such Product in the United States.  Each Party shall support the other, as may be reasonably necessary, in obtaining Regulatory Approvals for each Product in the United States, including providing necessary documents, or other materials required by applicable law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement.

4.4          Recalls in the United States.  Any decision to initiate a recall or withdrawal of a Product in the United States shall be made by BMS, after consultation with the JDC; provided, however, that if, as a result of patient safety concerns, there is not sufficient time for the JDC to meet, and in any event before BMS initiates a recall or withdrawal, the Parties shall promptly and in good faith discuss the reasons therefor and the strategy for implementing any such recall or withdrawal.  The costs of any such recall or withdrawal relating to: (i) the Development of a Product for an indication prior to the approval of the Drug Approval Application (or compendia listing, as the case may be) for such indication; or (ii) the Commercialization of a Product shall each be included in Regulatory Expenses. Notwithstanding the preceding sentence, to the extent that any such recall or withdrawal is attributable to the negligence of a Party, such Party shall bear such costs, and such costs shall be excluded from Development Costs and Allowable Expenses.  Under no circumstances shall either Party unreasonably object to a recall or withdrawal requested by the other Party, and neither Party shall have any right to object to a recall or withdrawal requested by the other Party for failure of a Product to meet the applicable specifications, for material safety concerns, for the manufacture of such Product in a manner that does not comply with applicable law or as requested by Regulatory Authorities.  In the event of any recall or withdrawal of a Product in the U.S., BMS shall take any and all necessary action to implement such recall or withdrawal in accordance with applicable law, with assistance from PDL as reasonably requested.

4.5          Regulatory Matters Relating Products in the Royalty Territory.  With respect to Products in the Royalty Territory:

(a)           Preparation of Regulatory Filings.  BMS shall prepare and draft all filings (including any supplements or modifications thereto and including the preparation of any electronic submission of a Drug Approval Application) to Regulatory Authorities in the Royalty Territory, with input from key PDL regulatory personnel.  BMS shall keep PDL informed with respect to, and shall promptly provide to PDL copies of, all material written or electronic communications received by it from, or sent by it to: (a) a Regulatory Authority in Japan, a Major European Country or for the EU; and (b) a Regulatory Authority outside the Major European Countries to the extent that the substance of such communications: (i) varies materially from what BMS has already disclosed to PDL with respect to Japan, a Major European Country or for the EU under this Section 4.5(a); and (ii) is material to the Collaboration.

(b)           Pricing and Reimbursement Approvals.  BMS and its Affiliates shall take the lead in all pricing and reimbursement approval proceedings relating to each Product in the Royalty Territory, and BMS shall have decision-making authority with respect to Product pricing in the U.S.

(c)           Rights of Reference.  BMS shall have the right to cross reference, file or incorporate by reference any regulatory filing or drug master file (as defined in the Code of Federal Regulations) (and any data contained therein) for any Product made in any country in the Territory (including all Approvals) in order to support regulatory filings that BMS is permitted to make under this Agreement for any such Product in the Royalty Territory and to enable BMS to fulfill its obligations under this Agreement to Develop, Manufacture (anywhere in the world), or Commercialize any such Product for use in the Royalty Territory.

4.6          Recalls in the Royalty Territory.  Any decision to initiate a recall or withdrawal of a Product in the Royalty Territory shall be made by BMS. In the event of any recall or withdrawal, BMS shall take any and all necessary action to implement such recall or withdrawal in accordance with applicable law, with assistance from PDL as reasonably requested by BMS and at BMS’ sole expense.  The costs of any such recall or withdrawal in the Royalty Territory shall be borne solely by BMS, except to the extent that the recall or withdrawal is attributable to: (a) the negligence of PDL, in which event PDL shall bear such costs; or (b) the negligence of both Parties, in which event each Party shall bear such costs to the extent of its respective responsibility, and in either case ((a) or (b)), such costs shall be excluded from Development Costs and Allowable Expenses.

4.7          Pharmacovigilance Agreement. Subject to the terms of this Agreement, and within [****]* after the Effective Date, BMS and PDL (under the guidance of their respective Pharmacovigilance Departments, or equivalent thereof) shall define and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in a written Agreement (hereafter referred to as the “Pharmacovigilance Agreement”). These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any Product. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and national regulatory reporting obligations to government authorities. Furthermore, such agreed procedures shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. The

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Pharmacovigilance Agreement will provide for a worldwide safety database to be maintained by BMS. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement (as the Parties may agree to modify it from time to time) and to cause its Affiliates and Sublicensees to comply with such obligations.

5.                                      COMMERCIALIZATION

5.1          Overview. As between the Parties, BMS shall be solely responsible for all (and PDL shall have no responsibility for any) Commercialization activities throughout the world, and BMS shall book sales of all Products in all countries.

5.2          Commercialization Plans.

(a)           Commercialization Plans. For each Product, BMS shall be responsible for creating a [****]* forecast and a comprehensive [****]* commercialization plan setting forth the anticipated Commercialization activities in the U.S. (including without limitation market research, launch plans, product positioning, and detailing activities) (the “U.S. Commercialization Plan”) consistent with BMS then-current internal practices.

(b)           No later than [****]* after Commencement of the first Registrational Trial for a particular Product, and on [****]* basis thereafter, BMS shall prepare, and present to the USJCC for review and discussion, a U.S. Commercialization Plan that meets the requirements of Section 5.2(a) and is consistent with the terms of this Agreement. Each  updated U.S. Commercialization Plan for a particular Product shall become effective and supersede the previous U.S. Commercialization Plan for such Product.

(c)           Notwithstanding the foregoing clauses (a) and (b), in the event that PDL is actively developing or commercializing a Competing Product, then BMS shall have no obligation to present a U.S. Commercialization Plan to the USJCC for review.

5.3          Commercialization Costs. All Allowable Expenses incurred by BMS in connection with the Commercialization of Products in the U.S. shall be included in the calculation of Operating Profit (or Losses), and shall be allocated between the Parties, in accordance with Sections 8.2 and 8.3.

5.4          Commercialization Reports. BMS shall keep the USJCC fully informed regarding the progress and results of its Commercialization activities and those of its Affiliates, sublicensees, and Third Party contractors in the Royalty Territory. On [****]* basis, BMS shall provide the USJCC with a written report that summarizes, in reasonable detail, all Commercialization activities performed in the Royalty Territory during the preceding [****]*.

5.5          Standards of Conduct. BMS shall perform, or shall ensure that its Affiliates, sublicensees and Third Party contractors perform, all Commercialization activities in a good scientific and ethical business manner and in compliance with applicable laws and regulations.

5.6          Sales Force Training. BMS shall develop and conduct training programs specifically relating to the Products for its sales representatives. BMS agrees to utilize such training programs on

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an ongoing basis to assure a consistent, focused promotional strategy, that complies with all applicable laws, rules, and regulations.

6.                                      MANUFACTURING

6.1          Clinical and Commercial Supply.

(a)           HuLuc63 Product. Prior to the completion of PDL’s transfer under Section 6.2 of the Manufacturing technology for HuLuc63, PDL shall Manufacture, or arrange with Third Parties for the Manufacture of (or shall maintain existing agreements with Third Parties for the Manufacture of), HuLuc63 Product for the purpose of transitional supply of HuLuc63 Product for any ongoing Phase I Clinical Trials or Phase II Clinical Trials with respect to HuLuc63 Product and any pre-clinical Development activities set forth in the initial Global Development Plan. As part of such Phase I Clinical Trial and Phase II Clinical Trial supply, and prior to the technology transfer to BMS described in Section 6.2, PDL shall be responsible for testing the supplies of HuLuc63 Product.  Prior to transfer of the IND to BMS, PDL shall be responsible for release and stability testing.  Once the IND is transferred to BMS, then PDL will enable BMS’ manufacturing and quality units to review manufacturing records and test results performed and to release supplies of HuLuc63 Product.   Upon such technology transfer (which shall include the transfer of all test methods), BMS shall be responsible for all testing and releasing of supplies of HuLuc63 Product.  PDL shall continue and complete stability studies with respect to the materials manufactured prior to technology transfer to BMS. From and after the Effective Date, PDL shall not enter into any agreements with Third Parties for the manufacture of HuLuc63 Product without the prior written consent of BMS. The costs and expenses incurred by PDL in carrying out such Manufacturing (or the costs associated with any such agreements with Third Parties) shall be treated as Development Costs. After the completion of PDL’s transfer of the applicable Manufacturing technology under Section 6.2(a), BMS shall be responsible for Manufacturing, or arranging with Third Parties for the Manufacture of, HuLuc63 Product, in bulk and finished form, for use in Development and for commercial sale.

(b)           PDL-241 Product. In the event of BMS’ exercise of the BMS Option, and prior to the completion of PDL’s transfer under Section 6.2 of the Manufacturing technology for PDL-241, PDL shall Manufacture, or arrange with Third Parties for the Manufacture of PDL-241 Product for the purpose of transitional supply of PDL-241 Product for any ongoing Phase I Clinical Trials with respect to PDL-241 Product and any pre-clinical PDL-241 Product Development activities set forth in an Approved Plan. As part of such Phase I Clinical Trial supply, and prior to the technology transfer to BMS described in Section 6.2, PDL shall be responsible for testing the supplies of PDL-241 Product and PDL will enable BMS’ manufacturing and quality units to review manufacturing records and test results performed and to release supplies of PDL-241 Product.   Upon such technology transfer (which shall include the transfer of all test methods), BMS shall be responsible for all testing and releasing of supplies of PDL-241 Product.  PDL shall continue and complete stability studies with respect to the materials manufactured prior to technology transfer to BMS. From and after the exercise by BMS of the BMS Option, PDL shall not enter into any agreements with Third Parties for the Manufacture of PDL-241 Product without the prior written consent of BMS. The costs and expenses incurred by PDL in carrying out such Manufacturing (or the costs associated with any such agreements with Third Parties) shall be treated as Development Costs. For clarity, if BMS does not exercise the BMS Option, PDL shall have the right to Manufacture, or retain Third Parties to Manufacture, PDL-241 Product, without BMS’ consent and consistent with PDL’s rights as provided in Section 3.8. After the completion of PDL’s transfer of the applicable Manufacturing technology under Section 6.2(a), BMS shall be responsible for Manufacturing, or arranging with Third Parties for the Manufacture of, PDL-241

Product, in bulk and finished form, for use in Development and for commercial sale.

(c)           Other Products (other than PDL-241 Product). BMS shall be responsible for Manufacturing, or arranging with Third Parties for the Manufacture of, all Other Products (other than PDL-241 Product), in bulk and finished form, for use in Development and for commercial sale. For clarity, if BMS does not exercise the BMS Option, PDL shall have the right to Manufacture, or retain Third Parties to Manufacture, all Products containing Option Antibodies, without BMS’ consent and consistent with PDL’s rights as provided in Section 3.8.

(d)           Manufacturing Decisions. [****]*.

6.2          Transfer of Manufacturing Right.

(a)           At dates determined by the JDC (or a manufacturing Working Group thereof), PDL shall transfer the Manufacturing technology for (i) HuLuc63 and any other Existing Antibodies and Future Antibodies for which PDL has developed Manufacturing technology and (ii) provided that BMS has exercised the BMS Option, PDL-241 and any other Option Antibodies for which PDL has developed Manufacturing technology, to either (y) BMS or (z) a Third Party manufacturer chosen by BMS. The Parties expect that the transfer of Manufacturing technology for HuLuc63 shall occur no later than [****]* and, provided that [****]*, that the transfer of Manufacturing technology for PDL-241 shall occur no later than [****]* with respect to PDL-241. In connection with such transfer, PDL shall transfer to BMS or such Third Party manufacturer, as the case may be, all PDL Licensed Know-How that is related to the Manufacturing of, and is reasonably necessary or useful to enable BMS or such Third Party manufacturer (as appropriate) to Manufacture, each such Licensed Antibody and Products containing or incorporating them. PDL shall use reasonable efforts to ensure that any Third Party manufacturer retained by PDL is obligated to assist with respect to such technology transfer. The costs and expenses incurred by the Parties in carrying out such transfer shall be treated as Development Costs.

(b)           BMS and/or its Third Party manufacturer shall use any Information transferred pursuant to Section 6.2(a) solely for the purpose of Manufacturing Products for use by PDL or BMS under this Agreement, and for no other purpose.

(c)           BMS acknowledges and agrees that PDL may condition its agreement to transfer of any Manufacturing technology or Information to a Third Party manufacturer on the execution of a confidentiality agreement between such Third Party manufacturer and PDL that contains terms substantially equivalent to those of Article 10 of this Agreement.

7.                                      LICENSES; EXCLUSIVITY

7.1          Licenses to BMS. Subject to the terms and conditions of this Agreement:

(a)           Development and Commercialization under PDL Licensed Patents and PDL Licensed Know-How.

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(i)            PDL hereby grants to BMS a revenue-bearing license under the PDL Licensed Patents and the PDL Licensed Know-How to (1) Develop Licensed Antibodies and Products in the U.S., (2) Manufacture and use Licensed Antibodies and Products in the U.S. solely for Development purposes, (3) Commercialize, sell, offer for sale and import Products in the U.S. and (4) Manufacture and use Products in the U.S. solely for Commercialization purposes. The licenses set forth in subparts (1) and (2) above shall be co-exclusive and the licenses set forth in subparts (3) and (4) above shall be exclusive.

(ii)           PDL hereby grants to BMS a royalty-bearing license under the PDL Licensed Patents and the PDL Licensed Know-How to (1) Develop Licensed Antibodies and Products in the Royalty Territory, (2) Manufacture and use Licensed Antibodies and Products in the Royalty Territory solely for Development purposes, (3) Commercialize, sell, offer for sale and import Products in the Royalty Territory and (4) Manufacture and use Products in the Royalty Territory solely for Commercialization purposes. The licenses set forth in subparts (1) and (2) above shall be co-exclusive and the licenses set forth in subparts (3) and (4) above shall be exclusive.

(b)           Development and Commercialization under the Queen Patents. PDL hereby grants to BMS a non-exclusive license under the Queen Patents to (1) Develop Licensed Antibodies and Products in the Territory, (2) Manufacture and use Licensed Antibodies and Products in the Territory solely for Development purposes, (3) Commercialize, sell, offer for sale and import Products in the Territory and (4) Manufacture and use Products in the Territory solely for Commercialization purposes. Such license shall be revenue-bearing with respect to Products Commercialized in the U.S. and royalty-bearing with respect to Products Commercialized in the Royalty Territory.

(c)           Development and Commercialization under the BioBetter Technology. In the event the JDC decides that it is in the best interests of the Collaboration to Develop a Licensed Antibody through the application of BioBetter Technology and the resulting Licensed Antibody would, in the absence of a license from PDL infringe or misappropriate the BioBetter Technology, PDL hereby grants to BMS a non-exclusive license under the BioBetter Technology to (1) Develop such Licensed Antibody and Products incorporating such Licensed Antibody in the Territory, (2) Manufacture and use such Licensed Antibody and Products incorporating such Licensed Antibody in the Territory solely for Development purposes, (3) Commercialize, sell, offer for sale and import Products incorporating such Licensed Antibody in the Territory and (4) Manufacture and use Products incorporating such Licensed Antibody in the Territory solely for Commercialization purposes; provided, however, that BMS shall not have the right to practice the BioBetter Technology (except for purposes of Manufacturing Licensed Antibodies or Products to which BioBetter Technology has already been applied). Such license shall be revenue-bearing with respect to Products Commercialized in the U.S. and royalty-bearing with respect to Products Commercialized in the Royalty Territory.

(d)           Sublicensing. The licenses granted to BMS in Sections 7.1(a), 7.1(b) and 7.1(c) are, subject to Section 7.1(f) and Section 7.5, freely sublicensable by BMS only with respect to (i) the Manufacture and use for Commercialization purposes and Commercialization of Products in the Royalty Territory and (ii) Products for which Co-Development has been terminated pursuant to Section 3.6(b) or Section 11.3(b), and is otherwise sublicenseable by BMS solely with the prior written consent of PDL, which consent shall not be unreasonably withheld. For clarity, BMS shall have the right to engage contract service providers (including without limitation clinical trial services providers, pre-clinical and clinical research services providers, contract manufacturers and institutions) for the purpose of exercising its rights and performing its obligations hereunder, without providing notice to or obtaining the consent of PDL, and otherwise subject to the terms and conditions of this Agreement.

(e)           PDL Retained Rights. PDL retains all rights to use the PDL Licensed Know-How and PDL Patents, subject to the terms of this Agreement.

(f)            Pre-existing Third Party IP. The Parties acknowledge that the licenses granted by PDL to BMS under this Section 7.1 include sublicenses of pre-existing Third Party intellectual property licensed to PDL under the agreements set forth on Schedule 7.1(f) (the “Existing License Agreements”). Notwithstanding anything to the contrary in this Agreement, the licenses granted under the provisions of this Section 7.1 are (i) subject to the applicable terms and conditions of the Existing License Agreements, and (ii) BMS shall, in exercising such sublicense rights, comply with all applicable provisions of the Existing License Agreements other than any obligations to make payments to such Third Party. The Parties further agree that to the extent that any PDL Licensed Patents and PDL Licensed Know-How is non-exclusively licensed to PDL by a Third Party, the licenses granted to BMS in Section 7.1 shall include exclusive or co-exclusive (as the case may be) sublicenses of PDL’s interest in such licensed technology.

(g)           Option Agreements. [****]*.

7.2          Licenses to PDL.

(a)           Development. Subject to the terms and conditions of this Agreement, BMS hereby grants to PDL a co-exclusive license under the BMS Licensed Patents and the BMS Licensed Know-How to Develop, Manufacture and use Licensed Antibodies and Products in the Territory.

(b)           Sublicensing. The license granted to PDL in Section 7.2(a) is, subject to Section 7.5, sublicensable solely with the prior written consent of BMS. Notwithstanding the foregoing PDL shall have the right to engage contract service providers (including without limitation clinical trial services providers, pre-clinical and clinical research services providers, contract manufacturers and institutions) for the purpose of exercising its rights and performing its obligations hereunder, without providing notice to or obtaining the consent of BMS, and otherwise subject to the terms and conditions of this Agreement.

(c)           BMS Retained Rights. BMS retains all rights to use the BMS Licensed Know-How and BMS Licensed Patents, subject to the terms of this Agreement.

7.3          Mutual Covenants.

(a)           BMS hereby covenants that BMS shall not (and shall ensure that any of its permitted sublicensees shall not) use any PDL Licensed Know-How, PDL Licensed Patents, BioBetter Technology or Queen Patents for a purpose other than that expressly permitted in Section 7.1.

(b)           PDL hereby covenants that PDL shall not (and shall ensure that any of its permitted sublicensees shall not) use any BMS Licensed Know-How or BMS Licensed Patents for a purpose other than that expressly permitted in Section 7.2.

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7.4          No Additional Licenses. Except as expressly provided in Sections 7.1, 7.2, and Article 11, nothing in this Agreement grants either Party any right, title or interest in and to the intellectual property rights of the other Party (either expressly or by implication or estoppel).

7.5          Sublicensing. Each Party shall provide the other Party with the name of each permitted sublicensee of its rights under this Article 7 and a copy of the applicable sublicense agreement; provided that each Party may redact confidential or proprietary terms from such copy, including financial terms. The sublicensing Party shall remain responsible for each permitted sublicensee’s compliance with the applicable terms and conditions of this Agreement.

7.6          Exclusivity.

(a)           Exclusivity Term. For a period commencing on the Effective Date and ending [****]* subsequent to BMS’ receipt from PDL of the report on PDL-241 Pre-Clinical Testing, described in Section 3.7(b) (the “Exclusivity Term”), subject to Section 3.8 and Section 7.6(d), neither PDL nor BMS shall conduct (directly or indirectly, and either with or without a bona fide collaborator) outside of the Collaboration any programs that are intended to identify, optimize, develop and/or commercialize Antibodies (any such program, a “Competing Program”); provided that the foregoing shall not prevent either Party from conducting pre-clinical research with respect to the discovery or optimization of Antibodies.

(b)           Commercial Launch of Competing Product.

(i)            No Competing Products for [****]*. (A) Subject to Section 3.8 and Section 7.6(d), neither Party may commercialize in any country in the Territory a product comprising or incorporating an Antibody (other than BMS’ Commercialization of a Product pursuant to the Collaboration) (any such product, a “Competing Product”), until the date which is [****]* subsequent to Launch in such country of the first Product to achieve Launch in such country (the “First Product”); and (B) if BMS does not exercise the BMS Option pursuant to Section 3.7, BMS may not commercialize a Competing Product in the [****]* until the date which is [****]* subsequent to the first arm’s length sale by PDL or its Affiliate or licensee of a product incorporating an Option Antibody to a Third Party for use or consumption by the public of such product in any country in which such product has obtained regulatory approval.

(ii)           Royalty on Net Sales of a Competing Product. In the event of any commercialization of a Competing Product in a particular country that is permitted under clause (b)(i) above, the Party commercializing such Competing Product in such country shall pay to the other Party a royalty equivalent to (A) [****]* of net sales of such Competing Product in such country during the period beginning [****]* subsequent to initial launch of the First Product in such country and ceasing at the end of the [****]* subsequent to initial launch of the First Product in such country; and (B) if such country is not the U.S., [****]* of net sales of such Competing Product in such country for a period beginning [****]* subsequent to initial launch of the First Product in such country and ceasing upon the expiration of the Royalty Term in such country with respect to the First Product; and (C) if such country is the U.S., [****]* of net sales of any such Competing Product in the U.S. for a period beginning [****]* subsequent to initial launch of the First Product in the U.S. and ceasing at such time

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as there is no Valid Claim within a Patent Controlled by a Party covering the composition of matter, formulation containing, or approved method of use of the First Product in the U.S.

(c)           Acquisition of Competing Program or Competing Product Due to a Change of Control. In the event that, due to a Change of Control transaction, a Party is either (A) conducting (directly or indirectly, and either with or without a bona fide collaborator), outside the scope of this Collaboration and during the Exclusivity Term any Competing Programs; or (B) commercializing a Competing Product in any country in the Territory during the period prior to or within the [****]* after Launch in such country of the First Product (such period, a “Non-Compete Period”), then the following terms and conditions shall apply:

(i)            In the event that a Party controls a Competing Program or Competing Product during the Exclusivity Term as a result of, and subsequent to, a Change of Control, such Party must within [****]* of such Change of Control, either:

(1)           (A) if such Party is BMS, return all Product(s) to PDL on the terms set forth in Sections 11.6(a), 11.6(c), 11.6(d), 11.6(e), and 11.6(g), except that a royalty shall be payable to BMS on net sales of such Product(s) on a worldwide basis, of (i) [****]* of the net sales of such Product(s) if such return is made prior to the [****]* with respect to such Product(s), and (ii) [****]* of the net sales of such Product(s) if such return is made subsequent to the [****]* with respect to any Product(s); or (B) if such Party is PDL, forfeit its profit-sharing rights as described in Sections 8.2 and 8.3 as well as its obligation to pay part of the Development Costs pursuant to Section 3.6, in which case the U.S. shall be deemed to be part of the Royalty Territory; provided that royalties payable on net sales in the U.S. shall be calculated using the sales thresholds set forth in the table set forth below being applied to the U.S. only, and royalties payable on net sales in the Royalty Territory but outside the U.S. shall be calculated using the sales thresholds set forth in Section 8.5(a) being applied only to the Royalty Territory outside the U.S.;

Calendar year Net Sales of HuLuc63 Products in the U.S.	Royalty Rate

[****]*	[****]*

Calendar year Net Sales of Other Products in the U.S.	Royalty Rate

[****]*	[****]*

(2)           divest such Competing Program or Competing Product to a Third Party; or

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(3)           discontinue such Competing Program or development or commercialization of such Competing Product until the end of the Exclusivity Term or, if longer, as long as necessary to comply with Section 7.6(b);

For clarity, in the event that PDL controls a Competing Program or Competing Product during the Exclusivity Term as a result of, and subsequent to, a Change of Control, BMS shall continue to owe milestone payments to PDL pursuant to Section 8.4, regardless of whether PDL chooses option (1), (2) or (3) above. For further clarity, in the event PDL is owed royalties pursuant to Section 7.6(c)(i)(1)(B), PDL shall continue to be responsible for its payment obligations under Sections 8.6(a) and 8.6(b) with respect to such Product(s). In no event shall the royalty payments received by PDL based on Net Sales of a Product during a [****]*, after any applicable deduction of royalties pursuant to Section 8.6(d), be less than the aggregate royalties payable to Third Parties for which PDL is responsible, pursuant to Sections 8.6(a) and 8.6(b), in such [****]*, for such Product; provided, that, application of the foregoing shall only limit the operation of Section 8.6(d) and shall not increase the base royalty rates specified in Section 7.6(c)(i).

(ii)           In the event that a Party controls in at least one country in the Territory a Competing Product as a result of, and subsequent to, a Change of Control, during the Non-Compete Period for such Competing Product in such country, then solely with respect to each such country, such Party must within [****]* of such Change of Control either:

(1)           (A) if such Party is BMS, return all Product(s) to PDL with respect to such countries on the terms set forth in Sections 11.6(a), 11.6(c), 11.6(d), 11.6(e), and 11.6(g), except that a royalty shall be payable to BMS on net sales of such Product(s) in such countries of (i) [****]* of the net sales of such Product(s) if such return is made prior to the [****]* with respect to such Product(s), and (ii) [****]* of the net sales of such Product(s) if such return is made subsequent to the [****]* with respect to any Product(s); or (B) if such Party is PDL and one such country is the U.S., forfeit its profit-sharing rights (and Allowable Expense sharing obligations) as described in Sections 8.2 and 8.3 as well as its obligation to pay part of the Development Costs pursuant to Section 3.6, in which case the U.S. shall be deemed to be part of the Royalty Territory; provided that royalties payable on net sales in the U.S. shall be calculated using the sales thresholds set forth in the table below being applied to the U.S. only, and royalties payable on net sales in the Royalty Territory but outside the U.S. shall be calculated using the sales thresholds set forth in Section 8.5(a) being applied only to the Royalty Territory outside the U.S.; or

Calendar year Net Sales of HuLuc63 Products in the U.S.	Royalty Rate

[****]*	[****]*

Calendar year Net Sales of Other Products in the U.S.	Royalty Rate

[****]*	[****]*

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(2)           divest or outlicense to a Third Party at least its commercialization rights with respect to such Competing Product in such countries; or

(3)           discontinue or delay commercialization of such Competing Product in each such country until the end of the Non-Compete Period in such country.

For clarity, in the event that PDL controls a Competing Product during a Non-Compete Period as a result of, and subsequent to, a Change of Control, BMS shall continue to owe milestone payments to PDL pursuant to Section 8.4, regardless of whether PDL chooses option (1), (2) or (3) above. For further clarity, in the event PDL is owed royalties pursuant to Section 7.6(c)(ii)(1)(B) above, PDL shall continue to be responsible for its payment obligations under Sections 8.6(a) and 8.6(b) with respect to such Product(s). In no event shall the royalty payments received by PDL based on Net Sales of a Product during a [****]*, after any applicable deduction of royalties pursuant to Section 8.6(d), be less than the aggregate royalties payable to Third Parties for which PDL is responsible, pursuant to Sections 8.6(a) and 8.6(b), in such [****]*, for such Product; provided, that, application of the foregoing shall only limit the operation of Section 8.6(d) and shall not increase the base royalty rates specified in Section 7.6(c)(ii).

(iii)         In the event that a Party controls in at least one country in the Territory a Competing Product as a result of, and subsequent to, a Change of Control, after the expiration of the Non-Compete Period with respect to such country, then, solely with respect to each such country in which the Non-Compete Period has expired, the terms of Section 7.6(b)(ii) shall apply to such Competing Product in each such country.

(d)           For clarification, if BMS does not exercise the BMS Option, PDL’s and its Affiliate’s and sublicensee’s work on any Option Antibody shall not be considered work on a Competing Program, and PDL’s or its Affiliate’s or sublicensee’s commercialization of a product containing or including an Option Antibody shall not be considered a Competing Product.

7.7          License to [****]*. [****]*.

8.                                      COMPENSATION

8.1          Upfront Payment and Option Exercise Fee.

(a)           BMS shall pay to PDL a one-time upfront fee of Thirty Million Dollars ($30,000,000) within [****]* after the Effective Date. Such fee shall be noncreditable and nonrefundable.

(b)           In the event that BMS exercises the BMS Option pursuant to Section 3.7, BMS shall pay to PDL a one-time option exercise fee of Fifteen Million Dollars ($15,000,000) within

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[****]* after the date of such exercise by BMS. Such fee shall be noncreditable and nonrefundable.

8.2          Profit Sharing in the U.S. The terms and conditions of this Section 8.2 shall govern each Party’s rights and obligations with respect to Operating Profits (or Losses) relating to each Product in the U.S. For clarity, PDL shall have no right to share Operating Profits, and  no obligation to bear any Operating Losses, in each case pursuant to this Section 8.2, with respect to any Product in the Royalty Territory and PDL shall instead be entitled to receive from BMS royalties pursuant to Section 8.5(a).

(a)           Basic Concept. Subject to Sections 8.6(a) and 8.6(b), the Parties shall share all Operating Profits and all Operating Losses (as applicable) for each Product in the U.S. on a [****]* to BMS, [****]* to PDL basis. Specifically, the Net Sales of Product in the U.S. shall be allocated first to reimburse each Party for its share of Allowable Expenses for Product in the U.S., which shall be allocated [****]* to BMS and [****]* to PDL, and any remaining sums, shall be Operating Profit or Operating Loss (as applicable), which shall be shared as follows: [****]* by BMS and [****]* by PDL. For clarity, any upfront fees, milestone payments or royalties payable to Third Parties that are subject to Section 8.6(a) or 8.6(b) shall not be allocable to Development Costs or Allowable Expenses.

8.3          Calculation and Payment of Profit or Loss Share.

(a)           Reports and Payments in General. With respect to each Product, BMS shall report to PDL, within [****]* after the end of each [****]*, with regard to Net Sales and Allowable Expenses (including any Allowable Expenses that are incurred by BMS prior to Launch of such Product) for such Product during such quarter in the U.S. Each such report shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and all expenses included in Allowable Expenses, and, if requested by PDL, any invoices or other supporting documentation for any payments to a Third Party that individually exceed [****]* shall be promptly provided. Within [****]* after the end of each [****]* (or for the last [****]* in a [****]*,[****]* after the end of [****]*), BMS shall reconcile all Net Sales and Allowable Expenses to ascertain whether there is an Operating Profit or an Operating Loss and payments shall be made as set forth in paragraphs (i) and (ii) below, as applicable.

(i)            If there is an Operating Profit for such quarter, then BMS shall pay to PDL an amount equal to [****]* of the Operating Profit for such quarter within [****]* subsequent to BMS’ preparation of such reconciliation; or

(ii)           If there is an Operating Loss for such quarter, then PDL shall make a reconciling payment to BMS to assure that PDL bears its share of such Operating Loss during such quarter within [****]* subsequent to PDL’s receipt of such reconciliation.

(b)           Last Calendar Quarter. No separate payment shall be made for the last calendar quarter in any calendar year. Instead, at the end of each such year, a final annual reconciliation shall be conducted by comparing the share of Operating Profit (or Loss) to which a Party is otherwise entitled for such year pursuant to Section 8.2 against the sum of all amounts (if any) previously paid or retained by such Party for prior quarters during such year, and the Parties shall make

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reconciling payments to one another no later than [****]* after the end of such quarter, if and as necessary to ensure that each Party receives for such year its share of Operating Profits and bears its share of Operating Losses in accordance with Section 8.2.

8.4          Milestone Payments to PDL.

(a)           Development Milestone Payments to PDL. For each Licensed Antibody or Product, BMS shall make the development milestone payments set forth below to PDL within [****]* after the first achievement of each indicated event by PDL or BMS or any of its Affiliates or sublicensees with respect to such Licensed Antibody or Product. All development milestone payments made by BMS to PDL hereunder shall be noncreditable and nonrefundable. In the event a Licensed Antibody or Product achieves a development milestone with respect to a particular indication without having achieved a prior milestone with respect to such indication, then BMS will make the prior milestone payment together with the payment of the milestone payment for the achieved subsequent milestone event.

[****]*

(b)           Milestone Payment Restrictions. Each milestone payment set forth in Section 8.4(a) shall be paid only once with respect to a given Product, regardless of the number of indications sought or approved beyond the first [****]* such indications for that Product, or the number of presentations, dosages or formulations developed for that Product. Where milestones are payable for the achievement of [****]* indication(s) with respect to a Product, such [****]* indications must be, with respect to all Products, therapeutically distinct, from both the clinical development and commercialization standpoints, to the previous indication(s) on which such milestone payment was made.

(c)           Sales Milestone Payments to PDL. For each Product, BMS shall make the milestone payments set forth below to PDL after the achievement of each of the following events by BMS or any of its Affiliates or sublicensees. Each milestone payment shall be made by BMS in [****]* equal installments, with the first installment due and payable [****]* after the end of the first [****]* in which such milestone event is met. BMS shall pay the second installment to PDL on the [****]*.

(i)            $[****]* upon the first time the worldwide, aggregate Net Sales of a Product over [****]* reach or exceed $[****]*;

(ii)           $[****]* upon the first time the worldwide, aggregate Net Sales of a Product over [****]* reach or exceed $[****]*; and

(iii)         $[****]* upon the first time the worldwide, aggregate Net Sales of a Product over [****]* reach or exceed $[****]*.

For example, if the worldwide, aggregate Net Sales of a Product over [****]*.

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For clarity, the milestone payments under this Section 8.4(c) shall be additive such that if [****]* milestones described in clauses (i), (ii), and (iii) are met in the [****]* period, BMS shall owe to PDL installment payments under each of clauses (i), (ii), and (iii), as applicable.

8.5          Royalty Payments to PDL.

(a)           Sales of Products in the Royalty Territory. For each Product, BMS shall pay to PDL royalties on Net Sales of such Product by BMS (or its Affiliates or sublicensees) in the Royalty Territory at a royalty rate determined by aggregate Net Sales in the Royalty Territory of such Product in a calendar year as follows:

Calendar year Net Sales of HuLuc63 Products in Royalty Territory	Royalty Rate

[****]*	[****]*

Calendar year Net Sales of Other Products in Royalty Territory	Royalty Rate

[****]*	[****]*

(b)           Sales of Products in the U.S.

(i)            For each Product for which PDL’s Co-Development rights and obligations have been terminated pursuant to Section 3.6(b), BMS shall pay to PDL royalties on Net Sales of such Product by BMS (or its Affiliates or sublicensees) in the U.S. at a royalty rate determined by aggregate Net Sales in the U.S. of such Product in a calendar year as follows:

Calendar year Net Sales of HuLuc63 Products in the U.S.	Royalty Rate

[****]*	[****]*

Calendar year Net Sales of Other Products in the U.S.	Royalty Rate

[****]*	[****]*

(ii)           For each Product for which PDL’s Co-Development rights and obligations have been terminated pursuant to Section 11.3(b), BMS shall pay to PDL royalties on Net Sales of such Product by BMS (or its Affiliates or sublicensees) in the U.S. at a royalty rate determined

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by aggregate Net Sales in the U.S. of such Product in a calendar year as follows:

Calendar year Net Sales of HuLuc63 Products in the U.S.	Royalty Rate

[****]*	[****]*

Calendar year Net Sales of Other Products in the U.S.	Royalty Rate

[****]*	[****]*

(c)           Clarification. With respect to clause (a) and clause (b) above, Net Sales shall be aggregated only with respect to a given Product, and not aggregated for all Products that may be Commercialized. All royalty payments made by BMS to PDL hereunder shall be noncreditable and nonrefundable, except in the event that an audit pursuant to Section 8.16 confirms that BMS had overpaid royalties to PDL, in which case such overpayment shall be credited (after deduction for PDL’s reasonable expenses for such audit) against future royalties due to PDL (or, in the event that such audit takes place subsequent to the Royalty Term, such overpayment shall be refunded to BMS).

8.6          Third Party Royalties

(a)           Pre-existing Third Party IP. [****]* shall bear [****]* Third Party milestones and royalties owed with respect to a Product, on intellectual property that: (i) is licensed by PDL as of the Effective Date pursuant to the Existing License Agreements; or (ii) is intellectual property that: (A) PDL received written notice of potential infringement from a Third Party prior to the Effective Date, did not disclose same to BMS in writing prior to the Effective Date (B) covers the composition of matter, method of making or method of using an Antibody, a Collaboration Target and/or related animal models.

(b)           [****]*.

(c)           Other Third Party IP. Subject to clause (d) below, [****]* shall be responsible for the payment of [****]* royalties and other payments owed to Third Parties, other than amounts payable pursuant to Sections 8.6(a) and 8.6(b), in consideration of intellectual property rights that BMS reasonably believes are necessary or reasonably useful in connection with the Development or Commercialization or Manufacture of a Product in the Territory; provided, that any such royalties and other payments (including upfront fees and milestone payments) shall be treated as Allowable Expenses with respect to the U.S.; and provided, further, that each Party shall bear all Third Party royalties arising from any infringing activities by such Party prior to the Effective Date. For avoidance of doubt, this clause (c) shall apply to payments owed to Third Parties under (i) any license to [****]* or U.S. and ex-U.S. patents and pending patent applications that claim priority thereto, have a common priority claim therewith or are a foreign equivalent thereof, to the extent such patents and pending patent applications claim [****]*; (ii) any license taken as a result of exercising an option under

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[****]*, entered into as of [****]*; and (iii) any license taken as a result of exercising an option under the [****]* entered into as of [****]*.

(d)           Subject to Sections 3.6(b) and 7.6(c), BMS may deduct from the royalties it would otherwise owe to PDL pursuant to Sections 7.6(c) or 8.5, as applicable, for a particular Product for a particular [****]*, an amount equal to [****]* of all royalties owed to Third Parties pursuant to Section 8.6(c) with respect to such Product in such [****]*, up to a maximum deduction of [****]* of the royalties due PDL for such Product in such [****]*.

8.7          Generic Competition. During the applicable Royalty Term for a particular Product in a particular country in the Royalty Territory, if any Third Parties are: (a) selling a Generic Product in any given country in any year; and (b) such sales of such Generic Product(s) in such country for such year are, in the aggregate (on a unit equivalent basis):

(i)            greater than [****]*, but less than or equal to [****]* of the sum of the entire market for such Product in such country, then the royalties due to PDL for such country in such year shall be reduced by [****]* from what would otherwise have been due under Section 8.5; or

(ii)           greater than [****]* of the sum of the entire market for such Product in such country, then the royalties due to PDL for such country in such year shall be reduced by [****]* from what would otherwise have been due under Section 8.5;

[****]*.

8.8          Quarterly Payments and Reports. All royalties due under Section 8.5 shall be paid quarterly, on a country-by-country basis, within [****]* of the end of the relevant [****]* for which royalties are due. BMS shall also provide to PDL within [****]* after the end of each [****]* a report that summarizes the Net Sales of each Product in the Royalty Territory during such quarter, provided that to the extent additional information is reasonably required by PDL to comply with its obligations to any of its licensors, the Parties shall work together in good faith to timely compile and produce such additional information.  Such reports shall also include detailed information regarding the calculation of royalties due pursuant to Section 8.5, including allowable deductions pursuant to Section 8.6(d), in the calculation of Net Sales of each Product on which royalties are paid, and, to the extent Section 8.7 is applicable, the calculation of sales and market share (by volume) of Generic Products.

8.9          Term of Royalties. PDL’s right to receive royalties under Section 8.5 shall expire on a country-by-country and Product-by-Product basis upon the later of: (a) [****]* from the Launch of such Product in such country; or (b) expiration in such country of the last Valid Claim of the last to expire Patent that is Controlled by PDL or BMS (either solely or jointly) and that covers the composition, manufacture or method of use of such Product (the “Royalty Term”). Upon the expiration of the Royalty Term with respect to a Product in a country, BMS shall have a fully-paid-up perpetual license under Section 7.1 for the making, using, selling, offering for sale and importing of such Product in such country.

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8.10        Payment Method. All payments due under this Agreement to PDL shall be made by bank wire transfer in immediately available funds to an account designated by PDL. All payments hereunder shall be made in Dollars.

8.11        Taxes. PDL shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, BMS shall: (a) deduct those taxes from the remittable payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to PDL within [****]* following that tax payment. The Parties shall discuss appropriate mechanisms for minimizing such taxes to the extent possible in compliance with applicable law.

8.12        Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to PDL in Dollars based on the Dollar reported sales for the quarter (translated for such country per Statement of Financial Standards No. 52), unless otherwise mutually agreed.

8.13        Sublicenses.  In the event BMS grants any permitted licenses or sublicenses to Third Parties to sell Products that are subject to royalty payments under Section 8.5, BMS shall have the responsibility to account for and report sales of any Product by a licensee or a sublicensee on the same basis as if such sales were Net Sales by BMS.  BMS shall pay to PDL (or cause the licensee or sublicensee to pay to PDL, with BMS remaining responsible for any failure of the licensee or sublicensee to pay amounts when due under this Agreement): (a) royalties on such sales as if such sales of the licensee or sublicensee were Net Sales of BMS or any of its Affiliates; and (b) milestones payments pursuant to Section 8.4 based on the achievement by such licensee or sublicensee of any milestone event contemplated in such Sections as if such milestone event had been achieved by BMS or any of its Affiliates hereunder.

8.14        Foreign Exchange. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with BMS’ normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

8.15        Records. Each Party shall keep (and shall ensure that its Affiliates and sublicensees shall keep) such records as are required to determine, in accordance with GAAP and this Agreement, the sums or credits due under this Agreement, including Development Costs, Allowable Expenses and Net Sales. All such books, records and accounts shall be retained by such Party until the later of (a) [****]* after the end of the period to which such books, records and accounts pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable law. Each Party shall require its sublicensees to provide to it a report detailing the foregoing expenses and calculations incurred or made by such sublicensee, which report shall be made available to the other Party in connection with any audit conducted by such other Party pursuant to Section 8.16.

8.16        Audits. Each Party shall have the right to have an independent certified public accountant, reasonably acceptable to the audited Party, to have access during normal business hours,

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and upon reasonable prior written notice, to examine only those records of the audited Party (and its Affiliates and sublicensees) as may be reasonably necessary to determine, with respect to any [****]* ending not more than [****]* prior to such Party’s request, the correctness or completeness of any report or payment made under this Agreement. The foregoing right of review may be exercised [****]* with respect to each such periodic report and payment. Results of any such examination shall be (a) limited to information relating to the Products, (b) made available to both Parties and (c) subject to Article 10. The Party requesting the audit shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of the auditing Party of more than [****]* from the amount of the original report, royalty or payment calculation, in which case the audited Party shall bear the full cost of the performance of such audit. The results of such audit shall be final, absent manifest error.

8.17        Interest. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [****]* above the Prime Rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each [****]* in which such payments are overdue; or (b) the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent, compounded [****]*.

8.18        Non-Monetary Consideration.  Neither Party shall sell a Product for any consideration other than cash except on terms specified in the Annual Commercialization Plan then in effect.  In the event a Party receives any non-monetary consideration in connection with the sale of a Product or Competing Product, such Party’s payment obligations under this Article 8 or Section 7.6, as applicable, shall be based on the fair market value of such other consideration.  In such case, the selling Party shall disclose the terms of such arrangement to the other Party and the Parties shall endeavor in good faith to agree on such fair market value.

8.19        Payments to or Reports by Affiliates.  Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

9.                                      INTELLECTUAL PROPERTY

9.1          Ownership.

(a)           The inventorship of all Sole Inventions and Joint Inventions shall be determined under the U.S. patent laws.

(b)           Each Party shall own the entire right, title and interest in and to any and all of its Sole Inventions, and Patents claiming only such Sole Inventions (and no Joint Inventions) (“Sole Invention Patents”). BMS and PDL shall be each own an undivided one-half interest in and to any and all Joint Inventions and Patents claiming such Joint Inventions (“Joint Invention Patents”). BMS and PDL as joint owners each shall have the right to exploit and to grant licenses under such Joint Inventions without accounting for profits or other consideration, or sharing of any proceeds, to

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the other Party, in each case without the consent of the other Party, unless otherwise specified in this Agreement.

(c)           All employees, agents and contractors of each Party shall be under written obligation to assign any Inventions and related intellectual property rights (including Patents) to such Party.

(d)           The Parties acknowledge and agree that this Agreement shall be deemed to be a “Joint Research Agreement” as defined under 35 U.S.C. 103(c).

9.2          Disclosure. Each Party shall submit a written report to the JDC, no less frequently than within [****]* of the end of each [****]*, describing any Sole Invention or Joint Invention arising during the prior quarter in the course of the Collaboration or thereafter in accordance with this Agreement (or at such earlier time as may be necessary to preserve patentability of such invention) or, if no such Sole Invention or Joint Invention has arisen during such time period, reporting such information. Each Party shall provide to the other Party such assistance and execute such documents as are reasonably necessary to permit the filing and prosecution of such patent application to be filed claiming such Sole Invention or Joint Invention, or the issuance, maintenance or extension of any resulting Patent.

9.3          Patent Prosecution and Maintenance; Abandonment.

(a)           Filing, Prosecution and Maintenance of Invention Patents Controlled by PDL.

(i)            Subject to Section 9.3(a)(ii) below, PDL shall be responsible for the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Joint Invention Patents, Sole Invention Patents Controlled by PDL, and PDL Licensed Patents that in each case are co-exclusively or exclusively licensed to BMS under Section 7.1(a) (the “PDL Prosecuted Patents”), provided that such responsibilities shall be carried out by external patent counsel selected by PDL, or by PDL’s internal patent counsel in conjunction with external patent counsel selected by it, and provided further that, in each case, such external patent counsel shall be subject to BMS’ approval (such approval not to be unreasonably withheld). PDL, or its outside counsel, shall use commercially reasonable efforts to consult with and cooperate with BMS with respect to the filing, prosecution and maintenance of the PDL Prosecuted Patents, including providing BMS with drafts of material proposed filings to allow BMS a reasonable opportunity for review and comment before such filings are due (with such comments to be considered in good faith by PDL). PDL, or its outside counsel, shall provide to BMS copies of any material papers relating to the filing, prosecution and maintenance of the PDL Prosecuted Patents promptly upon their being filed and received. BMS’ rights under this Section 9.3(a) with respect to any PDL Prosecuted Patent licensed to PDL by a Third Party shall be subject to the rights of such Third Party to file, prosecute, and/or maintain such PDL Prosecuted Patent.

(ii)           Abandonment. In no event shall PDL knowingly permit any of the PDL Prosecuted Patents to be abandoned in any country, or elect not to file a new patent application within the PDL Prosecuted Patents or a new patent application claiming priority to a patent application

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within the PDL Prosecuted Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without BMS’ written consent (such consent to not be unreasonably withheld, delayed or conditioned) or BMS otherwise first being given an opportunity to assume full responsibility (at BMS’ expense) for the continued prosecution and maintenance of such PDL Prosecuted Patents or the filing of such new patent application, provided that it qualifies as a PDL Prosecuted Patent. Accordingly, PDL, or its outside counsel, shall provide BMS with notice of the allowance and expected issuance date of any patent within the PDL Prosecuted Patents, or any of the aforementioned filing deadlines or deadlines for preventing abandonment, and BMS shall provide PDL with prompt notice as to whether BMS desires PDL to file such new patent application or maintain such application. In the event that PDL decides either: (A) not to continue the prosecution or maintenance of a patent application or patent within the PDL Prosecuted Patents in any country; or (B) not to file such new patent application requested to be filed by BMS that would qualify as a PDL Prosecuted Patent, PDL shall provide BMS with notice of this decision at least [****]* prior to any pending lapse or abandonment thereof, and BMS shall thereafter have the right to assume responsibility for the filing, prosecution and maintenance of such patent or patent application. In the event that BMS assumes such responsibility for such filing, prosecution and maintenance, BMS shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to patent counsel selected by BMS and, where such counsel is external, approved by PDL (such approval not to be unreasonably withheld), and PDL shall cooperate as reasonably requested by BMS to facilitate control of such filing, prosecution and maintenance by BMS. PDL shall, at the expense of BMS, provide such assistance and execute such documents as are reasonably necessary to continue or permit the filing, prosecution or maintenance of such patent or patent application or the issuance, maintenance or extension of any resulting patent or permit enforcement of such patent application or any such patent.

(b)           Filing, Prosecution and Maintenance of Sole Invention Patents Controlled by BMS. BMS shall be responsible for the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Sole Invention Patents Controlled by BMS and that are co-exclusively or exclusively licensed to PDL under this Agreement (the “BMS Prosecuted Patents”). BMS, or its outside counsel, shall use commercially reasonable efforts to consult with and cooperate with PDL with respect to the filing, prosecution and maintenance of the BMS Prosecuted Patents, including providing PDL with drafts of material proposed filings to allow PDL a reasonable opportunity for review and comment before such filings are due (with such comments to be considered in good faith by BMS). BMS, or its outside counsel, shall provide to PDL copies of any material papers relating to the filing, prosecution and maintenance of the BMS Prosecuted Patents promptly upon their being filed and received.

(c)           Patent Term Extension. PDL and BMS shall each cooperate with each another and shall use commercially reasonable efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering the Products. If elections with respect to obtaining such patent term extensions are to be made, PDL and BMS shall discuss and make reasonable efforts to agree upon such elections; provided that BMS shall have final decision-making authority with respect any such elections to seek patent term extension or supplemental protection.

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(d)           Payment of Prosecution Costs. BMS shall bear the out-of-pocket expenses (including reasonable fees for any outside counsel, but not PDL’s inside counsel fees) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of: (X) the BMS Prosecuted Patents; and (Y) the PDL Prosecuted Patents, provided that:

(i)            if PDL or a Third Party licensee of PDL is practicing a particular Joint Invention or Sole Invention of PDL outside the scope of any of the licenses set forth in Section 7.1(a), and such Joint Invention or Sole Invention is covered by a Patent for which BMS would otherwise bear the out-of-pocket patent expenses pursuant to Section 9.3(d) above, then, subject to Section 9.3(d)(ii) below, PDL shall provide written notice to BMS and the Parties shall mutually agree on the percentage of such expenses that each Party shall bear (which, in the absence of any other agreement between the Parties, shall be divided evenly); and

(ii)           if any Sole Invention of PDL or Joint Invention covered by this Section 9.3(d) is part of a patent application or patent that covers other inventions that are not subject to Section 9.3(d) and that are not licensed to BMS under Section 7.1(a), then the Parties shall mutually agree upon an appropriate allocation of the expenses so that BMS does not bear any portion of the out-of-pocket expenses attributable to such other inventions.

(e)           PDL and BMS shall mutually agree on the percentage of expenses that each Party shall bear with respect to Joint Inventions for which the cost of filing, prosecuting or maintaining such Joint Invention is not the responsibility of a Party under Section 9.3(d) hereof (which, in the absence of any other agreement between the Parties, shall be divided evenly).

(f)            Non-payment of Expenses.

(i)            If PDL elects not to pay its share of any expenses with respect to a Patent covering a Joint Invention in a given country under any of Section 9.3(d) or (e) (each such Patent, a “Joint Patent”), PDL shall inform BMS in writing not less than [****]* before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable), and, if BMS assumes the expenses associated with the Joint Patent, then BMS shall be entitled to credit such expenses against current or future royalties payable on Net Sales of Products in such country, if any, pursuant to Section 8.5(a).

(ii)           If BMS elects not to pay its share of any expenses with respect to a Joint Patent, BMS shall inform PDL in writing not less than [****]* before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable), and, if PDL assumes the expenses associated with the Joint Patent, then PDL shall thereby become the sole owner of such Joint Patent in such country and BMS shall assign to PDL its rights, title and interests in such Joint Patent in such country.

(iii)         If a Party is the licensee of a Patent (other than a Joint Patent) under any of Section 7.1(a) or Section 7.2, and such Party elects not to pay its share of expenses pursuant to Sections 9.3(d) or 9.3(e) in a given country, such Party shall inform the other Party in writing not less than [****]* before any relevant deadline (or, in the event of a shorter period in which to respond to a patent office, as soon as reasonably practicable) (such Patent(s) in such countries, as identified in such

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notice, being a “Cost-Terminated Patent Right”), and shall no longer have any rights under such Section 7.1(a) or Section 7.2, as applicable, with respect to the relevant Patent in such country, provided that all remaining rights and licenses under all other Patent(s) within such licensed Patents would remain in effect. It is also understood that such licensee shall have the opportunity to assume its share of the responsibility for the costs of filing, prosecution and maintenance of any Patent(s) claiming priority directly or indirectly from any such Cost-Terminated Patent Right, and that where such expenses are assumed by such licensee, it shall be afforded all the rights and licenses as provided under this Agreement for the licensed Patents (other than the Cost-Terminated Patent Right) with respect to such Patent(s) claiming priority directly or indirectly from any such Cost-Terminated Patent Right.

(g)           Notwithstanding Sections 9.3(d), 9.3(e) and 9.3(f), any costs incurred by the Parties associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of a U.S. Patent in the PDL Prosecuted Patents or the BMS Licensed Patents shall, solely to the extent such Patent claims the composition of matter, use, manufacture, or sale of a Product in the U.S., be included as an element of Allowable Expenses.

(h)           Reports. Each Party shall provide to the other Party, on a quarterly basis, a patent report that includes the serial number, docket number and status of each Patent for which, pursuant to Section 9.3(a) or Section 9.3(b), such Party has the right to direct the filing, prosecution and maintenance.

9.4          Enforcement of Patent Rights.

(a)           Enforcement of PDL Licensed Patents.

(i)            Enforcement by BMS. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement by a Third Party of a PDL Licensed Patent that claims the composition of matter (including formulation), manufacture or use of one or more Products that are being Developed or Commercialized using Diligent Efforts and which is co-exclusively or exclusively licensed to BMS under Section 7.1(a), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to the other Party’s in-house counsel (or designated outside counsel if such Party does not have in-house counsel at such time) concerning suspected infringement of such PDL Licensed Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. Provided that the suspected infringement involves the Third Party’s manufacture, use, offer for sale, sale or import of an Antibody or a product containing an Antibody, BMS shall have the right, but shall not be obligated, to bring an infringement action against such Third Party or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. PDL shall reasonably assist BMS (at BMS’ expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by BMS or required by law, and BMS shall hold PDL harmless from any liability incurred by PDL arising out of any such proceedings or actions at BMS’ request. PDL shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of any such PDL Licensed Patent may be entered into by BMS without the prior consent of PDL (such consent to not be unreasonably withheld, delayed or conditioned).

(ii)           Enforcement by PDL. If BMS elects not to bring any action for infringement or to defend any proceeding described in Section 9.4(a)(i) and so notifies PDL, or where PDL (or any other party other than BMS who is licensed under such PDL Licensed Patent) otherwise desires to bring an action or to defend any proceeding directly involving a PDL Licensed Patent, then PDL may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control. BMS shall reasonably assist PDL (at PDL’s expense) in any action or proceeding being prosecuted or defended by PDL, if so requested by PDL or required by law, and PDL shall hold BMS harmless from any liability incurred by BMS arising out of any such proceedings or actions. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope, or adversely affects the enforceability, of such PDL Licensed Patent with respect to Licensed Antibodies or Products may be entered into by PDL without the prior consent of BMS (such consent to not be unreasonably withheld, delayed or conditioned).

(b)           Enforcement of Joint Patents.

(i)            Enforcement by BMS. In the event that management or in-house counsel for either Party becomes aware of a suspected infringement by a Third Party of a Patent that claims a Joint Invention but is not subject to Section 9.4(a) (an “Other Joint Patent”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Each Party shall provide the same level of disclosure to the other Party’s in-house counsel concerning suspected infringement of an Other Joint Patent as such Party would provide with respect to suspected infringement of its own issued Patent or an exclusively licensed issued Patent claiming a product it is developing or commercializing independent of this Agreement. BMS shall have the right, but shall not be obligated, to prosecute an infringement action or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. PDL shall reasonably assist BMS (at BMS’ expense) in such actions or proceedings if so requested, and shall lend its name to such actions or proceedings if requested by BMS or required by law, and BMS shall hold PDL harmless from any liability incurred by PDL arising out of any such proceedings or actions. PDL shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent may be entered into by BMS without the prior consent of PDL (such consent to not be unreasonably withheld, delayed or conditioned).

(ii)           Enforcement by PDL. If BMS elects not to bring any action for infringement or to defend any proceeding described in Section 9.4(b)(i) and so notifies PDL in writing or fails to bring such an action within [****]* after the initial notice of suspected infringement pursuant to Section 9.4(b)(i), then PDL may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control. BMS shall reasonably assist PDL (at PDL’s expense) in any action or proceeding being prosecuted or defended by PDL, if so requested by PDL or required by law, and PDL shall hold BMS harmless from any liability incurred by BMS arising out of any such proceedings or actions. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of an Other Joint Patent may be entered into by PDL without the prior consent of BMS (such consent to not be unreasonably withheld, delayed or

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conditioned).

(c)           General Provisions Relating to Enforcement of Patents.

(i)            Withdrawal. If either Party brings such an action or defends such a proceeding under this Section 9.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 9.4 (including such prior written consent as provided for under this Section 9.4) at its own expense.

(ii)           Recoveries. In the event either Party exercises the rights conferred in this Section 9.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such amount shall be included in Net Sales, for actions, suits, proceedings, or settlements thereof occurring in the Royalty Territory, for the purpose of calculating sales milestone payments due under Section 8.4(c) and royalty payments due under Section 8.5.

(iii)         Patent Enforcement in the U.S. Notwithstanding any cost allocations set forth in Sections 9.4(a) and (b), and notwithstanding the allocation of recoveries set forth in Section 9.4(c)(ii):  (1) any costs incurred by either Party in connection with actions taken under this Section 9.4 against suspected infringement by a Third Party in the U.S. that involves such Third Party’s development, manufacture, use or sale of a product reasonably likely to materially affect sales of a Product shall constitute Patent Costs and shall be included as an element of Allowable Expenses; and (2) any recoveries received by either Party in connection with such actions shall, solely for the purpose of calculating Operating Profit (or Loss) and sales milestone payments due under Section 8.4(c), be included in Net Sales.

(d)           Data Exclusivity. With respect to data exclusivity periods (including any available pediatric extensions) or periods under national implementations of Article 9.1(a)(iii) of Directive 2001/EC/83, any future laws or regulations covering similar subject matter, and all international equivalents), BMS shall use commercially reasonable efforts consistent with its obligations under applicable law (including any applicable consent order) to seek, maintain and enforce all such data exclusivity periods available for the Products.

(e)           Patents Licensed By PDL From Third Parties. BMS’ rights under this Section 9.4 with respect to any PDL Licensed Patent licensed to PDL by a Third Party shall be subject to the rights of such Third Party to enforce such PDL Licensed Patent and/or defend against any claims that such PDL Licensed Patent is invalid or unenforceable.

(f)            No Action in Violation of Law. Neither Party shall be required to take any action pursuant to this Section 9.4 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree applicable to such Party.

(g)           Notification of Patent Certification. PDL shall notify and provide BMS with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of any PDL Licensed Patent pursuant to a certification by a Third Party under any applicable law governing the filing of an expedited new drug application for a biological product (similar to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application). Such notification and copies shall be provided to BMS by PDL as soon as practicable and at least within [****]* after PDL receives such certification, and shall be sent by facsimile and overnight courier to the address set forth below:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President and Chief Intellectual Property Counsel

Telephone: 609-252-4825

Facsimile: 609-252-7884

9.5          Defense of Third Party Claims. If a claim is brought by a Third Party that any activity related to work performed by a Party under the Collaboration infringes the intellectual property rights of such Third Party, each Party shall give prompt written notice to the other Party of such claim, and following such notification, the Parties shall confer on how to respond.

9.6          Patent Marking. BMS shall, and shall require its Affiliates and sublicensees to, mark Products sold by it hereunder with appropriate Patent numbers or indicia to the extent permitted by applicable law and regulations, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of Patents.

9.7          Copyright Registrations. Copyrights and copyright registrations on copyrightable subject matter shall be filed, prosecuted, defended, and maintained, and the Parties shall have the right to pursue infringers of any copyrights owned or Controlled by it, in substantially the same manner as the Parties have allocated such responsibilities, and the expenses therefor, for patent rights under this Article 9.

10.                               CONFIDENTIALITY

10.1        Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information” of the disclosing Party for all purposes hereunder. Subject to Section 10.6, Information that is generated in furtherance of the Collaboration pursuant to this Agreement with respect to Licensed Antibodies or Products, shall be “Confidential Information” of both Parties for all purposes hereunder. The Parties agree that during the term of this Agreement and for a period of [****]* thereafter, a Party receiving Confidential Information of the other Party shall: (a) maintain in confidence such Confidential Information and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party (such consent to not be unreasonably withheld, delayed or conditioned), except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder; and (b) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement (it being

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understood that this Section 10.1 shall not create or imply any rights or licenses not expressly granted under Article 7 hereof).

10.2        Exceptions. The obligations in Section 10.1 shall not apply with respect to any portion of the Confidential Information of the disclosing Party that the receiving Party can show by competent written proof:

(a)           Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b)           Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c)           Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d)           Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement; or

(e)           Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

10.3        Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances, provided that prior written notice of any such disclosure shall be provided to the other Party:

(a)           Filing or prosecuting Patents relating to Sole Inventions or Joint Inventions, in each case pursuant to activities under this Agreement;

(b)           Regulatory filings for Products pursuant to activities under this Agreement;

(c)           Prosecuting or defending litigation with respect to this Agreement;

(d)           Complying with applicable governmental laws and regulations; and

(e)           Disclosure, in connection with the performance of this Agreement, to Affiliates, potential collaborators, partners, and actual and potential licensees (including potential co-marketing and co-promotion contractors, research contractors and manufacturing contractors), research collaborators, potential investment bankers, investors, lenders, and investors, employees, consultants, or agents, in each case to the extent permitted by this Agreement, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by Section 10.3(e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange

Commission in connection with any public offering of such Party’s securities or as otherwise necessary under applicable law or regulations. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic, competitively sensitive, and trade secret information.

In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party except as permitted hereunder.

10.4        Termination of Prior Agreements. This Agreement supersedes the Confidential Disclosure Agreement between PDL and BMS effective as of [****]* (such confidential disclosure agreement, the “Prior CDA”). All Information disclosed by one Party to the other Party under the Prior CDA shall be deemed Confidential Information of such disclosing Party and shall be subject to the terms of this Article 10.

10.5        Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Schedule 10.5. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other stock market on which such Party’s securities are traded, as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and shall, to the extent practicable, be provided an opportunity to comment on the proposed disclosure.

10.6        Publications.

(a)           Neither Party shall publish or present the results of studies performed in connection with the Development of a Product without the opportunity for prior review by the other Party. Publication decisions regarding the results of studies performed in connection with Products shall be made by the JDC or USJCC, as appropriate, and, in all cases, in accordance with both Parties’ corporate policies with respect to the disclosure of clinical trial results. For clarity, BMS shall not use its final decision-making authority pursuant to Section 2.4(c) to withhold publication of negative clinical trial results where such decision would not be in accordance with both Parties’ corporate policy with respect to the disclosure of clinical trial results.

(b)           Subject to paragraph (a) above and Section 10.3, each Party agrees to provide the other Party the opportunity to review any proposed disclosure which contains Confidential Information of the other Party and would or may constitute an oral, written or electronic public disclosure if made (including the full content of proposed abstracts, manuscripts or presentations), which relate to any Inventions, or which otherwise may contain Confidential Information of the other Party, at least [****]* prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection (or communicate to the prosecuting Party that patent protection should be secured) for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of

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information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JDC shall review such requests and recommend subsequent action. Subject to clause (a) above and Section 10.3, neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 10.1. Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be referred to the JDC.

11.                               TERM AND TERMINATION

11.1        Term. This Agreement shall become effective on the Effective Date and shall remain in effect until terminated in accordance with Sections 11.2, 11.3, or 11.4, or by mutual written agreement, or until the expiration of all payment obligations under Article 8 and Section 7.6 (the “Term”).

11.2        BMS’ Right to Terminate.

(a)           With respect to each Product arising from the Collaboration pursuant to the terms of this Agreement, BMS shall have the right to terminate this Agreement [****]*. If PDL notifies BMS, within [****]* of BMS’ notice pursuant to this Section 11.2, that PDL does not intend to further Develop or Commercialize such Product in the applicable Region (either directly or through a new licensee), then (X) the Parties shall wind down all Development and Commercialization activities with respect to such Product in the applicable Region, and each Party shall pay its applicable share of the Development Costs and Allowable Expenses, if any, arising from such wind-down, effective as of the earliest notice from a Party pursuant to Section 3.6(b) or this Section 11.2(a), as applicable; and (Y) [****]*.

(b)           Notwithstanding the foregoing, in the event that, subsequent to BMS’ termination of a Product pursuant to clause (a) of this Section 11.2, [****]*.

11.3        Termination for Material Breach.

(a)           If either Party believes that the other Party is in material breach of this Agreement (including any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver written notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. For all breaches other than a failure to make a payment set forth in Article 8 or Section 7.6, the allegedly breaching Party shall have [****]* to cure such breach. Subject to Section 11.3(b), for any breach arising from a failure to make a payment set forth in Article 8 or Section 7.6, the allegedly breaching Party shall have [****]* to cure such breach.

(b)           Subject to Section 11.3(c), if the Party receiving notice of breach fails to cure such breach within the [****]* period or [****]* period (as applicable, and subject to the remainder of this Section 11.3(b)), or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out are not commercially practicable, the Party originally delivering the notice may terminate this Agreement upon [****]* advance written notice; provided, that if the breach applies only to a given Product or to a given Region, the non-breaching

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Party may only terminate the breaching Party’s rights with respect to such Product or such Region; and provided further, that the failure of PDL to cure, within [****]* of BMS’ notice pursuant to Section 11.3(a), a material breach by PDL of its obligations to pay Development Costs under Section 3.6, or Operating Losses under Section 8.3 with respect to a Product, shall not give BMS any right to terminate this Agreement, but shall give BMS the right, upon [****]* advance written notice to PDL, to terminate PDL’s right to Co-Develop such Product (in the manner set forth in Section 3.6(b)) and to convert PDL’s profit-sharing rights in such Product to rights to receive royalties under Section 8.5(b)(ii). In the event BMS converts PDL’s profit-sharing rights to rights to receive royalties pursuant to the foregoing, the terms of Section 11.6(e) shall apply with respect to such Product as though PDL were the terminating Party.

(c)           If a Party gives notice of material breach under Section 11.3(a) and the other Party disputes whether such notice was proper, or if a Party determines under Section 11.3(b) that the other Party’s proposed corrective plan or the actions being taken to carry it out is not commercially practicable and such other Party disputes such determination, then the issues of: (i) whether a breach has occurred; or (ii) whether a proposed corrective plan or the related actions are commercially practicable, shall in any case be resolved in accordance with Section 14.1. If as a result of such dispute resolution process it is determined that the notice of breach was proper, then such termination (or conversion of profit-sharing rights) shall be deemed to have been effective if the breaching Party fails thereafter to cure such breach in accordance with the determination made in the resolution process under Section 14.1 within the time period set forth in Section 11.3(a) for the applicable breach following such determination. If as a result of such dispute resolution process it is determined that the notice of breach was improper, then no termination (or conversion of profit-sharing rights) shall have occurred and this Agreement shall have remained in effect.

11.4        Termination for Patent Challenge. PDL may terminate this Agreement in its entirety if BMS or its Affiliates or sublicensees, directly or indirectly, individually or in association with any other person or entity, challenge the validity, enforceability or scope of any PDL Licensed Patent(s) or Queen Patent(s) anywhere in the Territory; provided that, if BMS, due to a Change of Control transaction, acquires control of a company that is challenging, directly or indirectly, individually or in association with another person or entity, the validity, enforceability or scope of a PDL Licensed Patent(s) or Queen Patent(s), BMS shall have [****]* from the date of such acquisition to terminate shall challenge to such PDL Licensed Patent(s) or Queen Patent(s) before PDL’s right to terminate under this Section 11.4 becomes effective. For clarity, any dispute as to whether a given Patent is within the scope of PDL Licensed Patents, such matter shall be subject to dispute resolution as set forth in Section 14.1.

11.5        Survival; Effect of Termination.

(A)          In the event of termination of this Agreement, the following provisions of this Agreement shall survive:  Articles 1, 10, 13, and 14 and Sections 3.6(g), 8.15, 8.16, 9.1, 9.4(b), 11.5, and 11.6. In addition, the following provisions of this Agreement shall survive solely to the extent required to make final reimbursements, reconciliations or other payments with respect to Net Sales and costs and expenses incurred or accrued prior to the date of termination or expiration:  Article 8 (excluding Sections 8.15 and 8.16) and Sections 3.6 (excluding 3.6(g)), 7.6(b), 7.6(c), and 11.2.

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(b)           In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

11.6        Licenses and Payments on Termination.

(a)           Termination by BMS (Section 11.2). If BMS terminates this Agreement pursuant to Section 11.2, with respect to a particular Product in one or more Regions, then the licenses granted to BMS under Section 7.1 shall automatically terminate solely with respect to such Product in such Region(s), and BMS shall, and hereby does, grant to PDL a royalty-free license, with the right to grant sublicenses, under the BMS Licensed Patents and BMS Licensed Know-How to clinically develop, make, use, sell, offer for sale and import such Product in such Region(s). The license described in this Section 11.6(a) shall be exclusive (even as to BMS). PDL and its Affiliates and sublicensees shall have the right to Develop and Commercialize such Product in such Region(s) and shall not be subject to the restrictions set forth in Sections 3.5 and 7.6 with respect to such Product in such Region and such Product shall not be considered a Competing Product or part of a Competing Program.

(b)           Termination by PDL (Section 11.3 and Section 11.4). If PDL terminates this Agreement pursuant to Section 11.3, with respect to a particular Product in one or more Regions, or pursuant to Section 11.4, then the licenses granted to BMS under Section 7.1 shall automatically terminate solely with respect to such Product in such Region(s), and BMS shall, and hereby does, grant to PDL a license, with the right to grant sublicenses, under the BMS Licensed Patents and BMS Licensed Know-How to clinically develop, make, use, sell, offer for sale and import such Product in such Region(s). The license described in this Section 11.6(b) shall be exclusive (even as to BMS). PDL and its Affiliates and sublicensees shall have the right to Develop and Commercialize such Product in such Region(s) and shall not be subject to the restrictions set forth in Sections 3.5 and 7.6 with respect to such Product in such Region and such Product shall not be considered a Competing Product or part of a Competing Program. For Products on which BMS has not initiated a Registrational Trial prior to termination, the license described in this Section 11.6(b) shall be fully-paid and royalty-free. For Products on which BMS has initiated a Registrational Trial but which has not received Regulatory Approval prior to termination and that are covered by a Valid Claim of a PDL Licensed Patent or BMS Licensed Patent that, in either case, covers the Product or the manufacture, use or sale of such Product, the license described in this Section 11.6(b) shall bear a royalty of [****]* of PDL’s Net Sales of such Product. For Products on which BMS has received Regulatory Approval prior to termination and that are covered by a Valid Claim of a PDL Licensed Patent or BMS Licensed Patent that, in either case, covers the Product or the manufacture or use of such Product, the license described in this Section 11.6(b) shall bear a royalty of [****]* of PDL’s Net Sales of such Product. BMS’ right to receive royalties under this Section 11.6(b) shall expire on a country-by-country and Product-by-Product basis upon the later of: (i) [****]* from the Launch of such Product in such country; or (ii) expiration of the last Valid Claim of the last to expire BMS Licensed Patent in such country that, in either case, claims the Product or the manufacture or use of such Product.

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(c)           Transfers Related to Licenses. For each license granted under Sections 11.6(a) and 11.6(b), the licensing Party shall transfer via assignment, license or sublicense to the licensee Party: (i) all Information reasonably necessary for the development and commercialization of the Product to which such license relates; (ii) all regulatory filings (including any Regulatory Approvals, drug dossiers, and drug master files) that specifically relate to such Product and that are in the name of the licensing Party; (iii) at PDL’s request, agreements with Third Parties that specifically relate to such Product; (iv) trademark rights Controlled by the licensing Party that specifically relate to such Product; and (v) supplies of such Product (including any intermediates, retained samples and reference standards), that, in each case ((i) through (v)) are existing and in the Control of the licensing Party. Any such transfer(s) shall be at the sole expense of the licensing Party.

(d)           Interim Supply. In the event of any termination pursuant to Section 11.2, Section 11.3, or Section 11.4, at PDL’s request, BMS shall supply, or cause to be supplied, to PDL sufficient quantities of Product to satisfy PDL’s and its Affiliate’s requirements for Product for a period of up to [****]* following the effective date of termination, as PDL may require until PDL can itself assume or transition to a Third Party such manufacturing responsibilities; provided that PDL shall use commercially reasonable efforts to affect such assumption (or transition) as promptly as practicable. Such supply shall be at a price equal to BMS’ fully-burdened manufacturing costs for such Product(s). Any such supply will be made pursuant to a supply agreement between the parties with typical provisions relating to quality, forecasting and ordering to forecast, force majeure and product liability and indemnity. In the event that BMS has one or more agreements with Third Party manufacturers with respect to the manufacture of a Licensed Product, at PDL’s request, BMS shall use commercially reasonable efforts to transfer its rights and obligations under such agreement(s) to PDL upon any such termination.

(e)           Technology Transfer. Promptly after the effective date of any termination, pursuant to Section 11.2, Section 11.3, or Section 11.4, the terminating Party, to the extent that it has responsibility for the Manufacturing of such Product(s), pursuant to Section 6.1, prior to the effective date of termination, shall provide (or, in the event that such Party’s agreement with a Third Party manufacturer is not assignable to the other Party, shall ensure that any Third Party manufacturer shall provide), at its sole expense, technical assistance and technology transfer as necessary or useful for the other Party or its Third Party designee to manufacture Products. Each Party hereby grants the other Party, effective upon the effective date of such termination, a non-exclusive, royalty-free, perpetual, sublicensable, worldwide license, under any Information disclosed by such Party to the other Party in the course of such activities and all Patents Controlled by such Party that claim such Information, to manufacture or have manufactured Products.

(f)            Exception for Termination for Safety Reasons. Any license granted to PDL under Sections 11.5(a)-(e) shall be of no force or effect with respect to any given Product where BMS’ termination of Development and/or Commercialization of such Product was due to Safety Reasons. For purposes of this Section 11.5(f), “Safety Reasons” means it is BMS’ or any of its Affiliates’ or sublicensee’s reasonable belief, after due inquiry and in a manner consistent with BMS’ then-current decision-making policies and procedures with respect to such a determination, that there is an unacceptable risk for harm in humans based upon: (i) pre-clinical safety data, including data from animal toxicology studies; or (ii) the observation of serious adverse effects in humans after a Product

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has been administered to or taken by humans, such as during a clinical trial or after the launch of a Product. BMS shall provide PDL with all relevant data for such terminated Product but shall not be obligated to assign to PDL any regulatory documents/filings relating to such terminated Product. If PDL does not agree with BMS’ opinion that BMS’ termination was due to Safety Reasons, such dispute shall be handled in accordance with Section 14.1.

(g)           Additional Effects of Termination. In the event of any termination pursuant to Section 11.2 or Section 11.4, or pursuant to Section 11.3 where BMS is the breaching Party, BMS shall transfer and assign to PDL: (i) all Information relating to the Product, and all regulatory filings and Regulatory Approvals (including all INDs, NDAs, drug dossiers and master files) with respect to Product in BMS’ name; (ii) upon PDL’s request, any agreement with a Third Party related to the Product, provided such agreement is assignable; (iii) all trademarks related to the Product; and (iv) all supplies of Product (including any intermediates, retained samples and reference standards) that in each case are in BMS’ Control and that relate to the Product. BMS shall take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights hereunder to PDL.

12.                               REPRESENTATIONS AND WARRANTIES AND COVENANTS

12.1        Mutual Authority. PDL and BMS each represents and warrants to the other as of the Execution Date that: (a) it has the authority and right to enter into and perform this Agreement, (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, (c) its execution, delivery and performance of this Agreement neither conflicts in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party nor shall it conflict in any material fashion with the terms of any other agreement or instrument, (d) its execution, delivery, and performance of this Agreement does not and will not conflict in any material fashion with any law or regulation of any court, governmental body or administrative or other agency having authority over it, and (e) in the course of Development of Products, it has not used during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority.

12.2        Rights in Technology.

(a)           During the term of this Agreement, each Party shall use commercially reasonable efforts to maintain (but without an obligation to renew) and not to breach any agreements with Third Parties that provide a grant of rights from such Third Party to a Party that are Controlled by such Party and are licensed and/or would become subject to a license from such Party to the other Party under Article 7. Each Party agrees to provide promptly the other Party with notice of any such alleged breach or obligation to renew. As of the Execution Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties, and, in the case of PDL, PDL has disclosed the existence of any such agreements with Third Parties (or options to enter into any such agreements with Third Parties) to BMS.

(b)           PDL represents and warrants that it has as of the Execution Date full legal or beneficial title to, or a sublicensable license to, the PDL Licensed Patents that have been listed on Schedule 1.56 to this Agreement. Each Party represents and warrants to the other that it (i)  has no Knowledge as of the Execution Date of claims to inventorship by persons not already listed as inventors with respect to any PDL Licensed Patents owned by PDL, except as set forth on Schedule 12.2(b) to this Agreement; (ii) does not own or have a license to practice any intellectual property rights that would constitute PDL Licensed Patents but for an agreement with a Third Party that precludes PDL from Controlling such intellectual property; (iii) has the ability to grant the licenses contained in or required by this Agreement; and (iv) is not currently subject to any agreement with any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that prohibits it in any way from granting to the other Party such licenses or the right to exercise its rights hereunder.

(c)           PDL represents and warrants that, to its Knowledge as of the Execution Date, all fees required to maintain the PDL Licensed Patents owned by PDL have been paid to date; and that there are no pending litigations or patent re-examinations ongoing with respect to the PDL Licensed Patents owned by PDL.

(d)           Each Party represents and warrants that: (i) except as provided in one or more material transfer agreements, clinical trial agreements or sponsored research agreements entered into by PDL prior to the Effective Date or [****]*, it has not granted, and covenants that it shall not grant after the Execution Date and during the term of this Agreement, any right, license or interest in or to, or an option to acquire any of the foregoing with respect to, the intellectual property rights licensed to the other Party hereunder (including the PDL Licensed Patents, the PDL Licensed Know-How, the BMS Licensed Patents, and the BMS Licensed Know-How, as the case may be) that is in conflict with the rights (including the rights set forth in Article 9) or licenses granted or to be granted (including any conditional license rights) to the other Party under this Agreement; and (ii) it has not granted any lien, security interest or other encumbrance (excluding any licenses) with respect to any of the intellectual property rights licensed to the other Party hereunder that would prevent it from performing its obligations under this Agreement.

(e)           PDL represents and warrants that, to its Knowledge as of the Execution Date, no Third Party has infringed any of the PDL Licensed Patents owned by PDL as they relate to the Licensed Antibodies.

12.3        Performance by Affiliates. Each Party recognizes that the other may perform some or all of its obligations under this Agreement through Affiliates controlled by such other Party; provided, however, that each Party shall remain responsible and be guarantor of the performance by such Affiliates under its control and shall cause such Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate controlled by a Party participates under this Agreement with respect to Products: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Antibodies shall apply equally to the activities of such Affiliates under its control; and (b) the Party affiliated with such controlled Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such controlled Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 7) as if such intellectual property had been developed by the Party.

12.4        Third Party Rights. Each Party represents and warrants to the other Party that, to its Knowledge as of the Execution Date, it will not violate a contractual or fiduciary obligation owed to a

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Third Party (including misappropriation of trade secrets) by performing its work under the Collaboration as contemplated by this Agreement.

12.5        Notice of Infringement or Misappropriation. Each Party represents and warrants to the other Party that, as of the Execution Date, it has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology that such Party intends, as of the Execution Date, for use in connection with the Collaboration.

12.6        HSR Act Filing; Effective Date. The Parties shall each, prior to or as promptly as practicable after the Execution Date of this Agreement, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice and any relevant foreign governmental authority any notifications required to be filed under the HSR Act and any applicable foreign equivalent thereof with respect to the transactions contemplated hereby; provided that the Parties shall each file the notifications required to be filed under the HSR Act no later than [****]* after the Execution Date of this Agreement. [****]*. The Parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act and any applicable foreign equivalent thereof to terminate or expire at the earliest possible date after the date of filing. Each Party shall use its commercially reasonable efforts to ensure that its representations and warranties set forth in this Agreement remain true and correct at and as of the Effective Date as if such representations and warranties were made at and as of the Effective Date.  Notwithstanding anything in this Agreement to the contrary, this Agreement (other than Article 10 and this Section 12.6) shall not become effective until the expiration or earlier termination of the waiting period under the HSR Act in the U.S., the expiration or earlier termination of any applicable waiting period under the antitrust or competition laws of any other jurisdiction, and the approval or clearance of the transactions contemplated by this Agreement in any jurisdiction requiring advance approval or clearance (the “Effective Date”).

13.                               INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1        Mutual Indemnification. Subject to Section 13.4, each Party hereby agrees to indemnify, defend and hold harmless the other Party, its Affiliates, and their respective directors, employees and agents from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) to the extent such Losses result from any: (a) breach of warranty by the indemnifying Party contained in the Agreement; (b) breach of the Agreement or applicable law by such indemnifying Party; (c) negligence or willful misconduct of the indemnifying Party, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement; (d) criminal investigations of, defense of criminal charges against, and criminal penalties levied on, such Party, its Affiliates, and their respective directors, employees and agents; and/or (e) breach of a contractual or fiduciary obligation owed by it to a Third Party (including misappropriation of trade secrets).

13.2        Indemnification by BMS. Subject to Section 13.4, BMS hereby agrees to indemnify, defend and hold harmless PDL and its directors, employees and agents from and against any and all Losses to the extent such Losses result from the manufacture, use, handling, storage, sale or other disposition of Products (other than Products in the U.S. for which Co-Development has been not been

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terminated pursuant to Section 3.6(b) or Section 11.3(b)) by a Party or its Affiliates, agents or sublicensees, except to the extent such Losses result from any: (a) breach of warranty by PDL contained in the Agreement; (b) breach of the Agreement or applicable law by PDL; (c) negligence or willful misconduct by PDL, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by PDL to a Third Party (including misappropriation of trade secrets).

13.3        Certain Losses. Any Losses resulting from the manufacture, use, handling, storage, sale or other disposition of Products in the U.S. by a Party or its Affiliates, agents or sublicensees with respect to which neither Party owes an indemnification obligation under Section 13.1 shall be included as: (a) a Development Cost, if incurred prior to the first Regulatory Approval of a Product to which such Loss relates; or (b) a Sales and Marketing Cost, if incurred after such Regulatory Approval of a Product to which such Loss relates.

13.4        Conditions to Indemnification. As used herein, “Indemnitee” shall mean a party entitled to indemnification under the terms of Sections 13.1 or 13.2. A condition precedent to each Indemnitee’s right to seek indemnification under such Sections 13.1 or 13.2 is that such Indemnitee shall:

(a)           inform the indemnifying Party under such applicable Section of a Loss as soon as reasonably practicable after it receives notice of the Loss;

(b)           if the indemnifying Party acknowledges that such Loss falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Loss (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (such consent to not be unreasonably withheld, delayed or conditioned) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and

(c)           fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Loss.

Provided that an Indemnitee has complied with all of the conditions described in subsections (a) – (c), as applicable, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Loss. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Loss using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense. In no event may an Indemnitee settle or compromise any Loss for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party (such consent to not be unreasonably withheld, delayed or conditioned), or the indemnification provided under such Section 13.1 or 13.2 as to such Loss shall be null and void.

13.5        Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTIONS 13.1 AND 13.2, AND

EXCEPT FOR BREACH OF SECTION 7.6 or 10.1 HEREOF, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THE AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO A PARTY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 12).

13.6        Collaboration Disclaimer. EXCEPT AS PROVIDED IN ARTICLE 12 ABOVE, PDL EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY COMPOUNDS OR INFORMATION (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY PDL AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO BMS PURSUANT TO THE TERMS OF THE AGREEMENT. EXCEPT AS PROVIDED IN ARTICLE 12 ABOVE, BMS EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY COMPOUNDS OR INFORMATION (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY BMS AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO PDL PURSUANT TO THE TERMS OF THE AGREEMENT.

14.                               MISCELLANEOUS

14.1        Dispute Resolution. Unless otherwise set forth in this Agreement and excluding in particular any dispute over matters within the authority of the JDC pursuant to Article 2 (which will be handled exclusively in accordance with Section 2.4(c)), in the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of the Agreement, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Party’s respective Executive Officers. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [****]* after such notice, such Executive Officers shall meet for attempted resolution by good faith negotiations. If such Executive Officers are unable to resolve such dispute within [****]* of their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with Section 14.2.

14.2        Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved pursuant to Section 14.1, except for a dispute, claim or controversy under Section 14.9, shall be settled by binding arbitration administered by JAMS (formerly, the Judicial Arbitration and Mediation Service) (“JAMS”) pursuant to its Comprehensive Arbitration

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Rules and Procedures of JAMS then in effect (the “JAMS Rules”), except as otherwise provided herein and applying the substantive law specified in Section 14.5. The United States Federal Rules of Civil Procedure shall govern discovery and the rules of evidence for the arbitration. The arbitration will be conducted in California and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.

14.3        Disputes Relating to Competition Testing and Calculation of Payment Obligations. Any dispute arising out of the determination of (i) whether an Antibody Competes with PDL-241 for binding of the Target that is not resolved by the JDC pursuant to Section 3.10 or (ii) the method for calculating a payment owed by a Party to the other Party under this Agreement shall be resolved in accordance with Section 14.2; provided that JAMS’ Streamlined Arbitration Rules and Procedures in effect at the time the dispute arises shall be followed. Either Party may initiate arbitration under this Section 14.3 by written notice to the other Party of its intention to arbitrate, and such notice shall specify in reasonable detail the nature of the dispute. For each arbitration: (A) each Party shall submit to the arbitrator its proposal for resolving such dispute, such proposal based on available scientific or financial evidence, as applicable, and shall provide a copy of such proposal to the other Party; (B) each Party may, within [****]* of receipt of the other Party’s proposal, provide a rebuttal to such other Party’s proposal to the arbitrator (which rebuttal shall be limited to responding to arguments or evidence presented in such other Party’s proposal), and shall provide a copy of such rebuttal to the other Party; (C) the arbitrator shall select the proposal that is the most reasonable in light of the available evidence; and (D) such proposal shall become the final determination as to (i) whether an Antibody Competes with PDL-241 for binding of the Target or (ii) the appropriate method for calculating of such payment obligation. Notwithstanding anything to the contrary, the arbitrator will not have the ability to change the terms of either Party’s proposal.

14.4        Arbitrator. The arbitrator shall be one (1) neutral, independent and impartial arbitrator selected from a pool of retired federal judges to be presented to the Parties by JAMS. Failing the agreement of the Parties as to the selection of the arbitrator within [****]*, the arbitrator shall be appointed by JAMS in accordance with the JAMS Rules.

14.5        Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with the Agreement or the performance, enforcement, breach or termination of the Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules.

14.6        Decision. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies which would not be available to a federal judge hearing the same dispute. The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision. Reasons for the arbitrator’s decisions should be complete and explicit, including all determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing, no later than

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[****]* following the selection of the arbitrator as provided for in Section 14.4; provided, that with respect to a dispute under Section 14.3, a written decision shall be rendered no later than [****]* following the selection of the arbitrator.

14.7        Award. Any award shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. If as to any issue the arbitrator should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing they find is in callous disregard of law and equity or the rights of the other Party, the arbitrator shall also award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to Sections 14.1 – 14.11, and agrees that judgment may be entered upon the final award in the Federal District Court in Delaware and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator. With respect to money damages, nothing contained herein shall be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages.

14.8        Costs. Except as set forth in Section 14.7, each Party shall bear its own legal fees. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.

14.9        Disputes Relating to Patents and Trademarks and Equitable Relief.

(a)           Any dispute, controversy or claim arising out of, relating to or in connection with: (i) the scope, validity, enforceability or infringement of any Patent rights covering the research, development, manufacture, use or sale of any Product; or (ii) any trademark rights related to any Product, shall in each case be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

(b)           Any dispute, controversy or claim arising out of, relating to or in connection with the need to seek preliminary or injunctive measures or other equitable relief (e.g., in the event of a potential or actual breach of the confidentiality and non-use provisions in Article 10) need not be resolved through the procedure described in Section 14.1 but may be immediately brought in a court of competent jurisdiction.

14.10      Injunctive Relief; Remedy for Breach of Exclusivity. Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Additionally, nothing in this Article 14 will preclude either Party from seeking equitable relief

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or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Specifically, the Parties agree that a material breach by either Party of its obligations in Section 7.6 of this Agreement is likely to cause irreparable harm to the other Party, for which damages would not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, upon an adequate showing of material breach of such Section 7.6, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances.

14.11      Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

14.12      Entire Agreement; Amendments. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.13      Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to PDL or BMS from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

14.14      Bankruptcy.

(a)           All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the

Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 Trustee) shall, at the election of the Bankrupt Party made within [****]* after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b)           If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 14.14, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(c)           All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 14.14 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

(d)           In the event that PDL enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to BMS hereunder, PDL will use commercially reasonable efforts to enable BMS to concurrently enter arrangements with PDL and any such Third Party whereby BMS will receive a direct license from any such Third Party in the event that PDL becomes a Bankrupt Party.

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14.15      Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

14.16      Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For PDL:	PDL BioPharma, Inc.
1400 Seaport Blvd.
Redwood City, CA 94063
Attention: Chief Executive Officer
Phone: 650-454-2999
Fax: 650-454-1438

With a copy to:	PDL BioPharma, Inc.
1400 Seaport Blvd.
Redwood City, CA 94063
Attention: General Counsel
Phone: 650-454-2569
Fax: 650-399-8569

For BMS:	Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Vice President, Business Development
Phone: 609-252-4418
Fax: 609-252-6880

With a copy to:	Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Vice President and Senior Counsel, Business Development
Phone: 609-252-5328
Fax: 609-252-4232

Furthermore, a copy of any notices required or given under Article 9 of this Agreement shall also be addressed to the Vice President and Chief Intellectual Property Counsel of BMS at the address set forth in Section 9.4(g).

14.17      Maintenance of Records Required by Law or Regulation. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

14.18      Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (such consent to not be unreasonably withheld, delayed or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Notwithstanding the foregoing, in the event of a Separation Transaction, PDL may assign this Agreement to PDL Operating Company, without the prior written consent of BMS. In such event, PDL Holding Company shall not be jointly and severally liable for the performance of this Agreement by PDL Operating Company. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.18 shall be null and void and of no legal effect.

14.19      Electronic Data Interchange. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or “EDI”) in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.

14.20      Non-Solicitation of Employees. [****]*, each Party agrees that neither it nor any of its divisions, operating groups or Affiliates shall recruit, solicit or induce any employee of the other Party directly involved in the activities conducted pursuant to this Agreement to terminate his or her employment with such other Party and become employed by or consult for such Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. For purposes of the foregoing, “recruit,” “solicit” or “induce” shall not be deemed to mean: (a) circumstances where an employee of a Party initiates contact with the other Party or any of its Affiliates with regard to possible employment; or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

14.21      Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

14.22      Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.23      No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.24      Construction of this Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including without limitation.”  References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

14.25      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

Signature page follows.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Execution Date.

BRISTOL-MYERS SQUIBB COMPANY		PDL BIOPHARMA, INC.

By:	/s/ Jeremy Levin	By:	/s/ Andrew Guggenhime
Name: Jeremy Levin		Name: Andrew Guggenhime
Title: Sr. VP, Strategic Transactions Group		Title: Chief Financial Officer
Date: August 18, 2008		Date: August 18, 2008

		By:	/s/ Mark McCamish
Name: Mark A. McCamish
Title: Sr. VP & Chief Medical Officer
Date: August 18, 2008